Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

WESTERN REFINING, INC.

WESTERN ACQUISITION CO, LLC

and

NORTHERN TIER ENERGY GP LLC

NORTHERN TIER ENERGY LP

Dated as of December 21, 2015

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 21, 2015 (this “Agreement”), is entered into by and among Western Refining, Inc., a Delaware corporation (“WNR”), Western Acquisition Co, LLC, a Delaware limited liability company and wholly-owned subsidiary of WNR (“MergerCo” and, together with WNR, each a “Buyer Party” and collectively, the “Buyer Parties”), Northern Tier Energy LP, a Delaware limited partnership (“NTI”), and Northern Tier Energy GP LLC, a Delaware limited liability company and the general partner of NTI and wholly-owned subsidiary of WNR (“NTI GP”).

WITNESSETH:

WHEREAS, the NTI GP Conflicts Committee has approved this Agreement and the transactions contemplated hereby, including the Merger, (the “Merger Transactions”), and determined that this Agreement and the Merger Transactions, pursuant to which NTI will, subject to the terms and conditions set forth herein, merge with MergerCo, with NTI as the surviving entity (the “Merger”), such that, following the Merger, NTI GP will remain the sole general partner of NTI, and NT InterHoldCo LLC, a Delaware limited liability company and a wholly-owned subsidiary of WNR (“NT InterHoldCo”), will, directly and indirectly, own all of the limited partner interests in NTI, are fair and reasonable to the NTI Unaffiliated Unitholders and NTI and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI;

WHEREAS, the NTI GP Conflicts Committee has caused NTI GP, acting in its capacity as the general partner of NTI, to approve this Agreement and the Merger Transactions;

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any inquiry, proposal or offer from or by any Person other than the Buyer Parties or their respective Subsidiaries relating to: (a) any direct or indirect acquisition (whether in a single transaction or a series of related transactions) of (i) more than 15% in value of the assets of NTI and its Subsidiaries, taken as a whole, (ii) more than 15% of the outstanding NTI Common Units or (iii) assets that generate more than 15% of the cash flow, net revenues or net income of NTI and its Subsidiaries, taken as a whole; (b) any tender offer or exchange offer that, if consummated, would result in any such Person beneficially owning (within the meaning of Rule 13d-3 under the Exchange Act) more than 15% of the outstanding equity securities of NTI; or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NTI, other than the Merger.

“Action” shall have the meaning set forth in Section 6.10(a).

“Actual Performance Multiplier” shall mean, with respect to Section 3.1(e), the performance multiple (expressed as a percentage between 0 – 200%) that is deemed to have been earned on the last day of the fiscal quarter that ends immediately preceding the Effective Time. This multiple shall be calculated under the terms and conditions set forth in the applicable performance-based NTI Phantom Unit award agreement and the NTI LTIP, with the exception that the applicable performance period will be deemed to end on the last day of the fiscal quarter that ends immediately preceding the Effective Time and all applicable performance measures shall be calculated as of the deemed end of the shortened performance period.

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein; provided that for purposes of this Agreement, the Buyer Parties and their respective Subsidiaries (excluding NTI, NTI GP and their respective Subsidiaries) shall not be Affiliates of NTI, NTI GP and their respective Subsidiaries, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Antitrust Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Available Cash” shall mean NTI cash flow from operations for the applicable quarter, less cash required for maintenance, regulatory, and previously approved organic growth capital expenditures, reimbursement of expenses incurred by NTI GP and its affiliates, debt service and other contractual obligations and reserves for future operating or capital needs that the NTI GP Board deems necessary or appropriate, including reserves for turnaround and related expenses.

“Available Cash Election Amount” shall have the meaning set forth in Section 3.1(c)(ii).

“Book-Entry Units” shall have the meaning set forth in Section 3.2(a).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York, New York.

“Buyer Party” or “Buyer Parties” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Cash Election” shall have the meaning set forth in Section 3.1(c)(ii).

“Cash Election Amount” shall have the meaning set forth in Section 3.1(c)(ii).

“Cash Election Unit” shall have the meaning set forth in Section 3.1(c)(ii).

“Cash Fraction” shall have the meaning set forth in Section 3.1(c)(ii).

“Certificate” shall have the meaning set forth in Section 3.2(a).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(c).

“Claim” shall have the meaning set forth in Section 6.10(a).

“Closing” shall have the meaning set forth in Section 2.1(f).

“Closing Date” shall have the meaning set forth in Section 2.1(f).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plan” shall mean any bonus, incentive, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, equity compensation plan (including, without limitation, restricted or phantom unit or unit option plan), any employment or severance contract, retention contract, consulting contract, any medical, dental, disability, health or life insurance plan, any other employee benefit or fringe benefit plan, contract or arrangement and any applicable “change of control” or similar provision in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors or the beneficiaries of any of the foregoing, including any “employee benefit plan” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement with provisions that are not less restrictive in the aggregate to any Person than the provisions of the Transaction Confidentiality Agreement are to WNR; provided, however, that such Confidentiality Agreement shall (a) have a term of not less than two years, (b) provide that all non-public information pertaining to the Buyer Parties and their Subsidiaries and NTI and its Subsidiaries be protected as confidential information thereunder, subject to customary exceptions, and (c) provide that WNR is a third-party beneficiary with respect to any breach of such Confidentiality Agreement; provided further, that NTI may amend or waive the terms of such Confidentiality Agreement in its discretion, except that WNR shall have the right to approve or consent to any amendment or waiver (i) of the two-year or more term of the Confidentiality Agreement, (ii) that would have the effect of causing any non-public information pertaining to the Buyer Parties and their

Subsidiaries and NTI and its Subsidiaries that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement or (iii) of WNR’s ability to enforce its rights as a third-party beneficiary to such Confidentiality Agreement.

“Continuing Employee” or “Continuing Employees” shall have the meaning set forth in Section 6.15(a).

“Creditors’ Rights” shall have the meaning set forth in Section 5.1(d)(i).

“DER” shall have the meaning set forth in Section 3.1(e)(ii).

“DLLCA” shall mean the Delaware Limited Liability Company Act.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act.

“Effective Time” shall have the meaning set forth in Section 2.1(c).

“Election Deadline” shall have the meaning set forth in Section 3.4(b).

“Election Form” shall have the meaning set forth in Section 3.4(a).

“Election Form Record Date” shall have the meaning set forth in Section 3.4(a).

“Election Period” shall have the meaning set forth in Section 3.4(b).

“Environmental Laws” shall mean any and all applicable Laws relating to pollution, protection, preservation, remediation or restoration of the environment (including soils, subsurface soils, surface waters, groundwaters, or atmosphere) or natural resources or preservation or protection of occupational health or workplace safety, including applicable Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or handling of, or exposure of any Person or property to, Hazardous Materials, including the Clean Air Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Federal Hazardous Materials Transportation Law, the Occupational Safety and Health Act, Endangered Species Act, the National Environmental Policy Act, and the Oil Pollution Act, as each has been amended from time to time and all other environmental conservation and protection laws.

“Environmental Permits” shall mean any Permit, license, registration, certification, authorization, exemption, variance, consent, order or approval required under any Environmental Law.

“Equity Award Cash Merger Consideration” shall mean the sum of (a) the Per Unit Mixed Consideration Cash Amount, and (b) the product of the Per Unit Mixed Election Stock Exchange Ratio and the WNR VWAP Price on the Closing Date.

“Equity Award Equity Merger Consideration” shall mean the sum of (a) the Per Unit Mixed Election Stock Exchange Ratio and (b) the quotient of the Per Unit Mixed Consideration Cash Amount divided by the WNR VWAP Price on the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with another Person within the meaning of Section 414(b), (c), (m), (n) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” shall have the meaning set forth in Section 3.3(a).

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Expenses” shall have the meaning set forth in Section 8.2(f).

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator, in each case that has jurisdiction over WNR or NTI, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” shall mean any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance”, “hazardous material”, “hazardous waste”, “restricted hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic waste”, “extremely hazardous substance”, toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HSR Act” shall mean the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person shall mean, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person in respect of the deferred purchase price of property or services (other than customary payment terms taken in the ordinary course of business); (d) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; limited, however, to the lesser of (i) the amount of its liability or (ii) the book value of such property; (e) all obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under U.S. generally accepted accounting principles that are applicable to the circumstances as of the date of this Agreement; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit; (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; (h) the amount of deferred revenue attributed to any forward sale of production for which such Person has received payment in advance other than on ordinary trade terms; (i) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (j) indebtedness of others as described in clauses (a) through (i) above in any manner guaranteed by such Person or for which it is or may become contingently liable.

“Indemnification Expenses” shall have the meaning set forth in Section 6.10(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.10(a).

“Indemnitees” shall have the meaning set forth in the NTI Partnership Agreement.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any party, the actual knowledge of the directors or executive officers of such party or such party’s general partner or managing member, as applicable.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Legal Proceedings” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Letter of Transmittal” shall have the meaning set forth in Section 3.3(b).

“Lien” shall mean any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Mailing Date” shall have the meaning set forth in Section 3.4(a).

“Material Adverse Effect” shall mean, with respect to the NTI Parties or WNR, respectively, any state of fact, change, development, condition, occurrence or other effect that, individually or in the aggregate, is or could reasonably be expected to be material and adverse to the financial condition, assets, properties, business, operations, results of operations or prospects of NTI and its Subsidiaries, taken as a whole, or WNR and its Subsidiaries, taken as a whole, respectively, or materially impairs or delays, or could reasonably be expected to prevent or materially impair or delay, (x) the ability of the NTI Parties or the Buyer Parties, respectively, to perform their respective obligations under this Agreement or (y) the consummation of the Merger and the other Merger Transactions; provided, however, that Material Adverse Effect shall not include any (i) changes generally affecting the economy in the United States of America or financial markets; (ii) changes in the general economic conditions in the industries in which NTI and its Subsidiaries or WNR and its Subsidiaries, respectively, operate (including any change in the prices of crude oil, natural gas, natural gas liquids or other hydrocarbon products or industry margins); (iii) changes in Law; (iv) earthquakes, hurricanes, floods or other natural disasters or acts of terrorism or war involving territory or facilities within the United States of America not directly damaging or impacting NTI and its Subsidiaries, taken as a whole, or WNR and its Subsidiaries, taken as a whole, respectively; (v) changes resulting from the announcement of this Agreement and the transactions contemplated hereby; (vi) changes in the market price or trading volume of NTI Common Units or shares of WNR Common Stock, respectively (except that the underlying causes of any such changes may be considered in determining whether a Material Adverse Effect has occurred); or (vii) any failure of NTI or WNR, as applicable, to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period (except that the underlying causes of any such failures may be considered in determining whether a Material Adverse Effect has occurred); except that if any state of fact, change, development, condition, occurrence or other effect described in clauses (i), (ii), (iii) and (iv) (a “Clause i-iv Change”) occurs, then Material Adverse Effect may include such Clause i-iv Change to the extent and only to the extent, relative to other participants of similar size in the relevant party’s industry generally, such Clause i-iv Change disproportionately impacts the financial condition, assets, properties, business or results of operations of NTI and its Subsidiaries, taken as a whole, or WNR and its Subsidiaries, taken as a whole.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Merger Transactions” shall have the meaning set forth in the recitals to this Agreement.

“MergerCo” shall have the meaning set forth in the introductory paragraph to this Agreement.

“MergerCo HoldCo” means Western Acquisition Holdings, LLC, a Delaware limited liability company.

“Mixed Consideration Election Unit” shall have the meaning set forth in Section 3.1(c)(i).

“Mixed Election” shall have the meaning set forth in Section 3.1(c)(i).

“New Benefit Plan” shall have the meaning set forth in Section 6.15(b).

“New Common Stock” shall mean the shares of duly authorized and validly issued WNR Common Stock to be issued and delivered (or, to the extent held in treasury by WNR, disposed of and delivered but not issued) in accordance with applicable Laws and the WNR Certificate of Incorporation pursuant to the terms of Section 3.1(c).

“No Election Unit” shall have the meaning set forth in Section 3.4(b).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.2(b).

“NT InterHoldCo” has the meaning set forth in the preamble.

“NTI” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NTI Assets” shall have the meaning set forth in Section 6.1(d).

“NTI Benefit Plan” shall have the meaning set forth in Section 5.1(p).

“NTI Certificate of Limited Partnership” means the certificate of limited partnership of NTI as filed with the Secretary of State of the State of Delaware on June 7, 2012.

“NTI Change in Recommendation” shall have the meaning set forth in Section 6.2(a).

“NTI Common Units” shall mean the common units representing limited partner interests of NTI having the rights and obligations specified with respect to “Common Units” as set forth in the NTI Partnership Agreement.

“NTI Employee” shall mean all employees of Northern Tier Energy LLC, a wholly-owned subsidiary of NTI, and its subsidiaries (other than the NTI Executives) that hold outstanding NTI Phantom Units or NTI Restricted Units immediately prior to the Effective Time.

“NTI Executives” shall mean David L. Lamp, Karen B. Davis, Scott L. Stevens and Melissa M. Buhrig.

“NTI First Quarter Distribution” shall mean, if applicable, the regular quarterly cash distribution of Available Cash relating to the first quarter of 2016 declared by the NTI GP Board and payable to NTI Unitholders.

“NTI First Quarter Prorated Quarterly Distribution” has the meaning set forth in Section 6.13(d)(ii).

“NTI Fourth Quarter 2015 Distribution” shall mean the regular quarterly cash distribution relating to the fourth quarter of 2015 declared by the NTI GP Board and payable to NTI Unitholders.

“NTI GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“NTI GP Board” shall mean the board of directors of NTI GP.

“NTI GP Certificate of Formation” shall mean the certificate of formation of NTI GP as filed with the Secretary of State of the State of Delaware on June 4, 2012.

“NTI GP Conflicts Committee” shall mean the Conflicts Committee of the NTI GP Board, as such Conflicts Committee is defined in the NTI Partnership Agreement.

“NTI GP Conflicts Committee Approval” shall have the meaning set forth in Section 5.1(d)(ii).

“NTI GP LLC Agreement” shall mean the Third Amended and Restated Limited Liability Company Agreement of NTI GP, dated as of November 12, 2013, as amended from time to time.

“NTI LTIP” shall mean the Northern Tier Energy LP 2012 Long Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“NTI Material Contract” shall have the meaning set forth in Section 4.1(h).

“NTI Meeting” shall have the meaning set forth in Section 5.1(d)(ii).

“NTI Parties” shall mean NTI GP and NTI.

“NTI Partnership Agreement” shall mean the First Amended and Restated Agreement of Limited Partnership of NTI, dated as of July 31, 2012, as further amended from time to time.

“NTI Permits” shall have the meaning set forth in Section 5.1(r).

“NTI Phantom Units” shall mean time-based or performance-based phantom units issued under the NTI LTIP, which have not been vested and settled prior to the Effective Time.

“NTI Recommendation” shall have the meaning set forth in Section 6.2(a).

“NTI Restricted Units” shall mean time-based or performance-based vesting restricted NTI Common Units issued under the NTI LTIP which have not vested.

“NTI SEC Documents” shall have the meaning set forth in Section 5.1.

“NTI Second Quarter Distribution” shall mean, if applicable, the regular quarterly cash distribution of Available Cash relating to the second quarter of 2016 declared by the NTI GP Board and payable to NTI Unitholders.

“NTI Second Quarter Prorated Quarterly Distribution” has the meaning set forth in Section 6.13(e)(ii).

“NTI Third Quarter Distribution” shall mean, if applicable, the regular quarterly cash distribution of Available Cash relating to the third quarter of 2016 declared by the NTI GP Board and payable to NTI Unitholders.

“NTI Third Quarter Prorated Quarterly Distribution” has the meaning set forth in Section 6.13(f)(ii).

“NTI Unaffiliated Unitholders” shall mean the NTI Unitholders excluding the Buyer Parties and their Affiliates.

“NTI Unitholder Approval” shall have the meaning set forth in Section 7.1.

“NTI Unitholders” shall mean the holders of outstanding NTI Common Units.

“NYSE” shall mean the New York Stock Exchange.

“Other Parties” shall mean, with respect to the NTI Parties, the Buyer Parties, and with respect to the Buyer Parties, the NTI Parties.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permit” shall mean franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any group comprised of two or more of the foregoing.

“Per Unit Cash Election Consideration” shall have the meaning set forth in Section 3.1(c)(ii).

“Per Unit Mixed Consideration” shall have the meaning set forth in Section 3.1(c)(i).

“Per Unit Mixed Consideration Cash Amount” shall have the meaning set forth in Section 3.1(c)(i).

“Per Unit Mixed Election Stock Exchange Ratio” shall have the meaning set forth in Section 3.1(c)(i).

“Per Unit Stock Election Consideration” shall have the meaning set forth in Section 3.1(c)(iii).

“Post-Transaction Performance NTI Phantom Units” shall mean the pro-rata target number of performance-based NTI Phantom Units subject to any award covered by Section 3.1(e)(ii)(C), calculated by multiplying the target number of performance-based NTI Phantom Units subject to any award by a fraction. The numerator of the fraction will be the number of full fiscal quarters that have yet to be completed as of the Effective Time, beginning with the fiscal quarter in which the Effective Time occurs and ending with the last fiscal quarter within the performance period, and the denominator shall be the number of full fiscal quarters that existed within the performance period.

“Pre-Transaction Performance NTI Phantom Units” shall mean the pro-rata target number of performance-based NTI Phantom Units subject to any award covered by Section 3.1(e)(ii)(C), calculated by multiplying the target number of performance-based NTI Phantom Units subject to any award by a fraction. The numerator of the fraction will be the number of full fiscal quarters that have been completed between the first date of the performance period and the last day of the fiscal quarter that ends immediately preceding the Effective Time, and the denominator shall be the number of full fiscal quarters that existed within the performance period.

“Prorated Quarterly Distribution” has the meaning set forth in Section 3.2(b).

“Prorated Quarterly Distribution Amount” has the meaning set forth in Section 3.2(b).

“Prorated Quarterly Distribution Determination Date” shall mean, with respect to any Prorated Quarterly Distribution, the date that the NTI GP Board determines the Prorated Quarterly Distribution Amount for such Prorated Quarterly Distribution.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 5.1(f).

“Receiving Party” shall have the meaning set forth in Section 6.6(b).

“Registration Statement” shall have the meaning set forth in Section 5.1(f).

“Related Party” shall mean (a) MergerCo, in the case of WNR, and (b) NTI GP, in the case of NTI.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dispersion, migration, dumping, or disposing into the indoor or outdoor environment.

“Representatives” shall mean, with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.1(g)(ii).

“Schedule 13E-3” shall have the meaning set forth in Section 5.1(f).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stock Election” shall have the meaning set forth in Section 3.1(c)(iii).

“Stock Election Exchange Ratio” shall have the meaning set forth in Section 3.1(c)(iii).

“Stock Election Unit” shall have the meaning set forth in Section 3.1(c)(iii).

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act; provided, however, that, for purposes of this Agreement, NTI and its Subsidiaries shall not be deemed to be Subsidiaries of WNR (unless otherwise specifically provided in this Agreement).

“Superior Proposal” shall mean a written Acquisition Proposal (except that reference to 15% within the definition of “Acquisition Proposal” shall be replaced by 66 2⁄3%) made by a third party to NTI or the NTI GP Board, for consideration, which the NTI GP Conflicts Committee believes in good faith to be bona fide and on terms and conditions which the NTI GP Conflicts Committee determines in good faith (after consultation with its financial and legal advisors) to be more favorable to the NTI Unaffiliated Unitholders from a financial point of view than the Merger Transactions and to be fair and reasonable to the NTI Unaffiliated Unitholders and NTI and not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI, after taking into consideration, among other things, (a) the identity of the Person making the Superior Proposal (including whether approval of the equity owners of such Person is required), (b) any impediments and risks to the consummation of the Superior Proposal, (c) a comparison of all of the terms, conditions and legal, financial, regulatory and other aspects and effects of such Superior Proposal with such terms, conditions, aspects and effects of this Agreement, and (d) any proposal by WNR to amend the terms of this Agreement pursuant to Section 6.2(b).

“Surviving Entity” shall have the meaning set forth in Section 2.1(b).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, declaration, report, estimate, information return or statement (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” shall mean (i) any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and (ii) any liability for the payment of amounts described in clause (i) of any other Person (other than an Other Party or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Transaction Confidentiality Agreement” shall mean that certain confidentiality agreement between WNR and NTI, dated as of November 11, 2015.

“UDRs” shall have the meaning set forth in Section 3.1(e)(ii)(C).

“WNR” shall have the meaning set forth in the introductory paragraph to this Agreement.

“WNR Assets” shall have the meaning set forth in Section 6.1(d).

“WNR Board” shall mean the board of directors of WNR.

“WNR Bylaws” shall mean the bylaws of WNR, dated as of August 4, 2014, as amended.

“WNR Cash Contribution” shall have the meaning set forth in Section 2.1(a).

“WNR Certificate of Incorporation” shall mean the certificate of incorporation of WNR as filed with the Secretary of State of the State of Delaware on August 4, 2014, as amended from time to time.

“WNR Common Stock” shall mean the common stock, par value $0.01 per share, of WNR.

“WNR Incentive Plan” shall mean the Western Refining, Inc. 2010 Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“WNR LTIP” shall mean the Western Refining, Inc. 2006 Long-Term Incentive Plan, as amended from time to time and including any successor or replacement plan or plans.

“WNR Material Contract” shall have the meaning set forth in Section 5.2(i)(i).

“WNR Permits” shall have the meaning set forth in Section 5.2(p).

“WNR Phantom Stock” shall have the meaning set forth in Section 3.1(e)(ii).

“WNR Restricted Share Unit Awards” shall mean restricted share unit awards issued under the WNR LTIP and WNR Incentive Plan.

“WNR Restricted Stock” shall mean restricted WNR Common Stock issued under the WNR LTIP and WNR Incentive Plan.

“WNR SEC Documents” shall have the meaning set forth in Section 5.2.

“WNR Second Quarter Record Date” shall mean the record date for the dividend to be paid in the second quarter of 2016 declared by the WNR Board and payable on all WNR Common Stock, which is expected to be in May 2016.

“WNR Share Issuance” shall have the meaning set forth in Section 2.1(a).

“WNR Third Quarter Record Date” shall mean the record date for the dividend to be paid in the third quarter of 2016 declared by the WNR Board and payable on all WNR Common Stock, which is expected to be in August 2016.

“WNR VWAP Price” shall mean, as of any date, the volume-weighted average price of a share of WNR Common Stock as reported on the NYSE Composite Transactions Reporting System for the 20 consecutive NYSE full trading days (in which shares of WNR Common Stock are traded on the NYSE) ending at the close of regular hours trading on the NYSE on the full trading day preceding such date.

Section 1.2 Interpretation. A reference to an Article, Section or Annex means an Article of, a Section in, or Annex to, this Agreement unless otherwise expressly stated. Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of similar import refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When used in this Agreement, the word “either” shall be deemed to mean “one or the other,” not “both.” Whenever the context requires, the words used herein include the masculine, feminine and neuter gender, and the singular and the plural. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. A reference to any legislation or to any provision of any legislation shall include any amendment thereof, any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto. References to “this Agreement” or any other agreement or document shall be construed as a reference to such agreement or document, including any annexes, exhibits, appendices and schedules thereto, as amended, amended and restated, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it. References to a Person or person shall be construed as a reference to such Person or person and its successors and permitted assigns. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. It is the intention of the parties that every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger and Additional Transactions.

(a) Pre-Closing Transactions. Immediately prior to the Effective Time, WNR shall (i) contribute to NT InterHoldCo that number of shares of New Common Stock that are to be delivered to the holders of NTI Common Units pursuant to Section 3.1 (“WNR Share Issuance”) and (ii) contribute, assign, transfer and convey to NT InterHoldCo an amount of cash sufficient to pay all cash amounts that are to be delivered to the holders of NTI Common Units pursuant to Section 3.1, together with cash sufficient to make payments for any dividends or distributions pursuant to Section 3.3(c) and payments in lieu of any fractional shares of New Common Stock pursuant to Section 3.3(e), in each case without interest (the “WNR Cash Contribution”). Immediately after the WNR Share Issuance and the WNR Cash Contribution and prior to the Effective Time, WNR shall cause NT InterHoldCo to contribute, assign, transfer and convey to MergerCo HoldCo and MergerCo HoldCo to contribute, assign, transfer and convey to MergerCo, that number of shares of New Common Stock received by NT InterHoldCo in the WNR Share Issuance and that amount of cash received by NT InterHoldCo in the WNR Cash Contribution.

(b) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, MergerCo shall merge with and into NTI, the separate existence of MergerCo shall cease, and NTI shall survive and continue to exist as a Delaware limited partnership (NTI, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that, immediately following the Merger, NTI GP will continue to be the sole general partner of NTI, and NT InterHoldCo and MergerCo HoldCo will be the sole limited partners of NTI.

(c) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Parties shall cause a certificate of merger, in accordance with the terms of this Agreement, (the “Certificate of Merger”) to be properly executed and filed with the office of the Secretary of State of the State of Delaware in accordance with the DRULPA and the DLLCA. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as may be agreed to by WNR and NTI and set forth in such Certificate of Merger (the “Effective Time”) and shall have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(d) NTI Certificate of Limited Partnership and NTI Partnership Agreement. At the Effective Time, the NTI Certificate of Limited Partnership shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law. At the Effective Time, the NTI Partnership Agreement shall remain unchanged and shall be the limited partnership agreement of the Surviving Entity until duly amended in accordance with its terms and applicable Law.

(e) Tax Treatment of the Transaction. For federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the federal income tax treatment), the parties agree to treat the Merger in accordance with IRS Revenue Ruling 99-6, Situation 1 (i) with respect to the NTI Unaffiliated Holders, as a sale of such NTI Common Units to WNR in exchange for the Merger Consideration; (ii) with respect to NTI, as a termination of NTI as a partnership under Section 708(b)(1)(A) of the Code; and (iii) with respect to WNR, as a purchase of the assets of NTI deemed distributed to the NTI Unaffiliated Holders in the deemed liquidation of NTI. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Legal Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.

(f) Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger and the other Merger Transactions shall occur (the “Closing”) on (i) the first Business Day after the day on which the last of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) shall have been satisfied or waived in accordance with the terms of this Agreement or (ii) such other date to which WNR and NTI may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the Merger Transactions shall take place at the offices of Vinson & Elkins LLP, 1001 Fannin Street, Suite 2500, Houston, Texas 77002-6760, at 9:00 a.m. local time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Buyer Parties, the NTI Parties or any holder of NTI Common Units:

(a) All of the limited liability company interests in MergerCo outstanding immediately prior to the Effective Time shall automatically be converted into, in the aggregate, the number of NTI Common Units (excluding any NTI Common Units owned by WNR or any of its Subsidiaries) issued and outstanding immediately prior to the Effective Time.

(b) The general partner interest in NTI issued and outstanding immediately prior to the Effective Time shall be unchanged and remain issued and outstanding in the Surviving Entity, and NTI GP, as the holder of such general partner interest, shall continue as the sole general partner of the Surviving Entity as set forth in the NTI Partnership Agreement.

(c) Subject to Section 3.1(d), Section 3.1(e), Section 3.3(e) and Section 3.5, each NTI Common Unit (other than a NTI Restricted Unit) issued and outstanding immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such NTI Common Unit pursuant to Section 3.4, to receive any of the following consideration (the “Merger Consideration”):

(i) Mixed Election Units; No Election Units. Each NTI Common Unit (other than a NTI Restricted Unit) with respect to which an election to receive a combination of WNR Common Stock and cash (a “Mixed Election”) has been properly made and not properly revoked pursuant to Section 3.4 (each, a “Mixed Consideration Election Unit”) and each No Election Unit (as that term is defined in Section 3.4(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Unit Mixed Consideration”) of (x) $15.00 in cash without interest (the “Per Unit Mixed Consideration Cash Amount”) and (y) 0.2986 of a share of validly issued, fully paid and nonassessable WNR Common Stock (the “Per Unit Mixed Election Stock Exchange Ratio”), in each case, subject to adjustment in accordance with Section 3.5.

(ii) Cash Election Units. Each NTI Common Unit (other than a NTI Restricted Unit) with respect to which an election to receive cash consideration (a “Cash Election”) has been properly made and not properly revoked pursuant to Section 3.4 (each, a “Cash Election Unit”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $26.06 in cash without interest (the “Per Unit Cash Election Consideration”), subject to adjustment in accordance with this Section 3.1(c)(ii) and Section 3.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding NTI Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 3.1(d)) minus (y) the product of (I) the sum of the number of Mixed Consideration Election Units and No Election Units and (II) $15.00 (such difference being the “Available Cash Election Amount”), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of WNR Common Stock equal to the product of (r) the Stock Election Exchange Ratio (as that term is defined in Section 3.1(c)(iii)) and (s) one (1) minus the Cash Fraction.

(iii) Stock Election Units. Each NTI Common Unit (other than a NTI Restricted Unit) with respect to which an election to receive WNR Common Stock consideration (a “Stock Election”) has been properly made and not properly revoked pursuant to Section 3.4 (each, a “Stock Election Unit”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 0.7036 of a share of validly issued, fully paid and nonassessable WNR Common Stock (the “Stock Election Exchange Ratio”), subject to adjustment in accordance with this Section 3.1(c)(iii) and Section 3.5 (the “Per Unit Stock Election Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of WNR Common Stock equal to the product of (x) the Stock Election Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 3.1(c)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

(d) Notwithstanding anything to the contrary in this Agreement, all NTI Common Units owned by WNR or any of its Subsidiaries immediately prior to the Effective Time shall be unchanged and remain issued and outstanding as NTI Common Units of the Surviving Entity; such NTI Common Units will, immediately after the Effective Time, together with the NTI Common Units issued to MergerCo HoldCo pursuant to Section 3.1(a), constitute all of the issued and outstanding NTI Common Units of, and limited partner interests in, the Surviving Entity, and, thereby, NT InterHoldCo shall continue as a limited partner in the Surviving Entity and MergerCo HoldCo shall be admitted as a limited partner in the Surviving Entity. At the Effective Time, the books and records of NTI shall be revised to reflect the issuance of the NTI Common Units to MergerCo HoldCo pursuant to Section 3.1(a), that all other limited partners of NTI other than NT InterHoldCo cease to be limited partners of NTI pursuant to the terms of this Agreement, and NTI shall continue without dissolution.

(e) Notwithstanding anything to the contrary in this Agreement:

(i) Equity Awards held by Non-Employee NTI Directors. Immediately prior to the Effective Time, all awards of time-based NTI Phantom Units held by a non-employee member of the NTI GP Board that is outstanding immediately prior to the Effective Time shall receive immediate and full acceleration of vesting. Each non-employee member of the NTI GP Board will receive the Per Unit Mixed Consideration with respect to each NTI Phantom Unit that becomes vested pursuant to this Section 3.1(e)(i). In the event that the NTI Phantom Units held by any non-employee member of the NTI GP Board had distribution equivalent rights (“DERs”) that are outstanding immediately prior to the Effective Time, such DERs will be settled in a lump sum cash payment to each applicable director in accordance with the payment terms of the applicable award agreements governing the underlying NTI Phantom Units and consistent with past practice.

(ii) Equity Awards held by NTI Executives and NTI Employees.

(A) Time-Based Phantom Units held by NTI Executives. At the Effective Time, any award of time-based NTI Phantom Units held by an NTI Executive and outstanding and unvested immediately prior to the Effective Time shall be converted into an award of phantom stock based upon WNR Common Stock (“WNR Phantom Stock”). Each award of NTI Phantom Units being converted into WNR Phantom Stock awards under this Section 3.1(e)(ii)(A) shall be converted with the number of WNR Phantom Stock subject to each such converted award to be equal to the result of the number of outstanding unvested NTI Phantom Units subject to the award immediately prior to the Effective Time multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up). Any value within a DER account accrued with respect to the underlying NTI Phantom Unit immediately prior to the Effective Time shall carry over and become attached to the new WNR award. Each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the WNR Phantom Stock award lapses. The agreements between the applicable NTI Party and the award holder regarding such converted NTI Phantom Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock.

(B) Time-Based Phantom Units held by NTI Employees. At the Effective Time, any award of time-based NTI Phantom Units held by an NTI Employee and outstanding and unvested immediately prior to the Effective Time shall be converted into either a new WNR Phantom Stock award or a cash award, as determined by WNR in its discretion prior to the Effective Time; provided, however, that this Section 3.1(e)(ii)(B) shall not be read to provide WNR with the ability to treat NTI Employees different from one another. In the event that the NTI Phantom Unit is converted to a WNR Phantom Stock award: (1) each unvested award of NTI Phantom Units being converted into WNR Phantom Stock awards under this Section 3.1(e)(ii)(B) shall be converted with the number of WNR Phantom Stock subject to each such converted award to be equal to the result of the number of outstanding NTI Phantom Units subject to the award immediately prior to the Effective time multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up); (2) any value within a DER account accrued with respect to the underlying NTI Phantom Unit immediately prior to the Effective Time shall carry over and become attached to the new WNR award; (3) each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapses; and (4) the agreements between the applicable NTI Party and the award holder regarding such converted NTI Phantom Units shall be assumed by WNR and such awards, as converted to WNR Phantom

Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock. In the event that the NTI Phantom Unit is converted into a cash award as of the Effective Time: (1) the NTI Phantom Unit will be cancelled immediately; (2) the cash amount of the new award will be determined by multiplying the number of outstanding NTI Phantom Units held by the NTI Employee as of the Effective Time by the Equity Award Cash Merger Consideration; (3) any value within a DER account accrued immediately prior to the Effective Time with respect to the cancelled NTI Phantom Unit shall carry over and become attached to the new WNR award as a separate cash-based subaccount; and (4) the individual will receive a statement setting forth the amount of the new cash award and any other terms and conditions applicable to the award, which will be the same terms and conditions that were applicable to the cancelled NTI Phantom Unit, to the extent applicable to the new cash award, including vesting and payment dates.

(C) Performance-Based Phantom Units held by NTI Executives and NTI Employees. At the Effective Time, any award of performance-based NTI Phantom Units held by an NTI Executive or an NTI Employee, outstanding immediately prior to the Effective Time and still subject to performance-based vesting criteria shall be converted into either a new award of performance-based and time-based WNR Phantom Stock or a performance-based and time-based cash award, as determined by WNR in its discretion prior to the Effective Time; provided, however, that this Section 3.1(e)(ii)(C) shall not be read to provide WNR with the ability to treat members of the NTI Executive group different from one another, or members of the NTI Employee group different from one another. In accordance with Section 7(g) of the NTI LTIP, NTI shall cause the performance-based NTI Phantom Units to be bifurcated, as of immediately prior to conversion, into two portions: the Pre-Transaction Performance NTI Phantom Units and the Post-Transaction Performance NTI Phantom Units, and:

(1) In the event WNR determines to convert the performance-based NTI Phantom Unit into a performance-based WNR Phantom Stock, then, with respect to the Pre-Transaction Performance NTI Phantom Units, such awards will be multiplied by the Actual Performance Multiplier, and the result will again be multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up). The portion of the WNR Phantom Stock award that results from the conversion of the Pre-Transaction Performance NTI Phantom Units will be subject solely to time-based vesting conditions that will end on the date of the original performance period assigned to the converted NTI Phantom Unit. With respect to the Post-Transaction Performance NTI Phantom Units, each such award shall be converted into WNR Phantom Stock awards with the target number of WNR Phantom Stock subject to each such converted award to be equal to the number of Post-Transaction Performance NTI Phantom Units multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up). The portion of the WNR Phantom Stock that results from the conversion of the Post-Transaction Performance NTI Phantom Units will be subject to both time-based and performance-based vesting conditions, with the performance metrics applicable to the outstanding new WNR performance-based Phantom Stock to be those substantially similar to those set forth on Schedule 3.1(e). The following terms and conditions will be applicable to any WNR Phantom Stock award resulting from the provisions of this Section 3(e)(ii)(C)(1): (a) any value within a DER account accrued with respect to the underlying NTI Phantom Unit immediately prior to the Effective Time shall carry over and become attached to the new WNR award; (b) each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapses; (c) the agreements between the applicable NTI Party and the award holder regarding such converted NTI Phantom Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) of this Agreement and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, any applicable time-based vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock; and (d) WNR will provide a statement to the holder of the new performance-based WNR Phantom Stock award promptly following the Effective Time stating, as applicable, all new WNR performance levels, WNR peer groups and other performance vesting terms applicable to the converted award.

(2) In the event that WNR determines to convert the performance-based NTI Phantom Unit into a performance-based cash award as of the Effective Time, with respect to the Pre-Transaction Performance NTI Phantom Units, the cash value of one portion of the new WNR award will be determined by multiplying the number of Pre-Transaction Performance NTI Phantom Units by the Actual Performance Multiplier, with the result again multiplied by the Equity Award Cash Merger Consideration. The portion of the WNR cash award that results from the conversion of the Pre-Transaction Performance NTI Phantom Units will be subject solely to time-based vesting conditions that will end on the date of the original performance period assigned to the NTI Phantom Unit. With respect to the Post-Transaction Performance NTI Phantom Units, the target cash amount of the second portion of the new WNR award will be determined by multiplying the number of Post-Transaction Performance NTI Phantom Units by the Equity Award Cash Merger Consideration. The portion of the WNR cash award that results from the conversion of the Post-Transaction Performance NTI Phantom Units will be subject to both time-based and performance-based vesting conditions. The following terms and conditions will be applicable to any WNR cash award resulting from the provisions of this Section 3(e)(ii)(C)(2): (a) the performance-based NTI Phantom Unit will be cancelled immediately as of the Effective Time; (b) any value within a DER account accrued immediately prior to the Effective Time with respect to the cancelled NTI Phantom Unit shall carry over and become attached to the new WNR award as a separate cash-based subaccount; and (c) the individual will receive a statement setting forth the amount of the new cash award (including both the amount that relates to the time-based portion of the new award, as well as the target amount of the performance-based portion of the award), the amount of any DER account that carried over, all new WNR performance levels (substantially similar to those set forth on Schedule 3.1(e)), WNR peer groups and other performance vesting terms applicable to any portion of the new cash award, and any other terms and conditions applicable to the new cash award, which will be the same terms and conditions that were applicable to the cancelled performance-based NTI Phantom Unit to the extent applicable to a new cash award and consistent with the terms of this Agreement.

(D)

Time-Based Restricted Units held by Mr. Lamp. At the Effective Time, any award of time-based NTI Restricted Units held by Mr. David L. Lamp and outstanding immediately prior to the Effective Time shall be cancelled in exchange for a new award of WNR Phantom Stock. Each of Mr. Lamp’s outstanding NTI Restricted Units being cancelled in exchange for WNR Phantom Stock awards under this Section 3.1(e)(ii)(C) shall be exchanged with the number of WNR Phantom Stock subject to each such exchanged award to be equal to the result of the number of Mr. Lamp’s outstanding NTI Restricted Units subject to the award immediately prior to the Effective time multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up). Each new WNR Phantom Stock award granted to Mr. Lamp may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapses. Any value within a unit distribution rights (“UDRs”) account accrued with respect to the underlying NTI Restricted Unit immediately prior to the Effective Time shall carry over and become attached to the new WNR award. The agreements between the applicable NTI Party and Mr. Lamp regarding such exchanged NTI Restricted Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) of this Agreement and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock.

(E)

Restricted Units held by NTI Employees. At the Effective Time, any NTI Restricted Units held by an NTI Employee (including any NTI Restricted Units that were originally granted as performance-based NTI Restricted Units but for which the performance period has lapsed and only time-based vesting restrictions remain) and outstanding immediately prior to the Effective Time shall be cancelled and exchanged for either a new WNR Phantom Stock award or a cash award, as determined by WNR in its discretion prior to the Effective Time; provided, however, that this Section 3.1(e)(ii)(E) shall not be read to provide WNR with the ability to treat NTI Employees different from one another. In the event that the NTI Restricted Unit is exchanged for a WNR Phantom Stock award: (1) each award of NTI Restricted Units being converted into WNR Phantom Stock awards under this Section 3.1(e)(ii)(E) shall be exchanged with the number of shares of WNR Phantom Stock subject to each such exchanged award to be equal to the result of the number of outstanding NTI Restricted

Units subject to the award immediately prior to the Effective time multiplied by the Equity Award Equity Merger Consideration, rounded up or down to the nearest whole share of WNR Common Stock (with .5 and above rounded up); (2) each new WNR Phantom Stock award may be settled in WNR Common Stock or the cash equivalent value of a share of WNR Common Stock, at the discretion of WNR, when the restrictions applicable to the new WNR Phantom Stock award lapses; (3) the agreements between the applicable NTI Party and the award holder regarding such exchanged NTI Restricted Units shall be assumed by WNR and such awards, as converted to WNR Phantom Stock, shall continue to be governed on and after the Effective Time by the terms and conditions of such agreements (subject to any adjustments required by this Section 3.1(e) after giving effect to the Merger) and by the NTI LTIP as adopted by WNR pursuant to Section 6.14(a) of this Agreement or otherwise as set forth in Section 6.14(c) of this Agreement and shall otherwise be subject to the same terms and conditions other than those set forth herein, including, but not limited to, vesting and payment dates, and the accrual of dividend equivalent rights on unvested WNR Phantom Stock. In the event that the NTI Restricted Unit is exchanged for a cash award as of the Effective Time: (1) the NTI Restricted Unit will be cancelled immediately as of the Effective Time; (2) the cash amount of the new award will be determined by multiplying the number of outstanding NTI Restricted Units held by the NTI Employee as of the Effective Time by the Equity Award Cash Merger Consideration; (3) the individual will receive a statement setting forth the amount of the new cash award and any other terms and conditions applicable to the award, which will be the same terms and conditions that were applicable to the cancelled NTI Restricted Unit, including vesting, to the extent applicable to the new cash award. In the event that the NTI Restricted Units covered by this Section 3.1(e)(ii)(E) had been credited with UDRs that had not yet been settled prior to the Effective Time, the value of the UDR account will be settled in the form of a lump sum cash payment to the applicable individual in accordance with the payment terms of the applicable award agreements governing the underlying NTI Restricted Units.

(iii) To the extent applicable, holders of NTI Phantom Units and NTI Restricted Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, in accordance with the terms and conditions of the applicable award agreements between NTI and/or NTI GP and each such holder (including pursuant to any distribution equivalent rights) with respect to such NTI

Phantom Units or NTI Restricted Units with a record date occurring prior to the Effective Time that may have been declared or made by NTI with respect to NTI Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions shall be paid on the payment date set therefor to such holders of NTI Phantom Units or NTI Restricted Units.

(iv) Any cash amounts due pursuant to this Section 3.1(e) shall be paid or delivered less all applicable deductions and withholdings required by applicable Law to be withheld in respect of such amounts.

(v) For the avoidance of doubt and without duplication of payment, in the event that a Prorated Quarterly Distribution is payable to holders of NTI Common Units as of the Effective Time pursuant to Section 6.13, an amount equal to the Prorated Quarterly Distribution Amount will be credited to the DER account or the UDR account, as applicable, associated with each unvested NTI Phantom Unit or NTI Restricted Unit outstanding immediately prior to the Effective Time.

(f) From and after the Effective Time, except for the right to receive the Merger Consideration and any cash payable pursuant to Section 3.3(c) upon compliance with Section 3.3(b) or Section 3.3(h), holders of NTI Common Units will not be and will not have any rights as, holders of New Common Stock (including any rights to vote, or any rights to receive distributions on, any New Common Stock), until such time that such holders have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or have otherwise complied with Section 3.3(h).

Section 3.2 Rights As Unitholders; Unit Transfers.

(a) At the Effective Time, each holder of a certificate representing NTI Common Units (a “Certificate”) and each holder of non-certificated NTI Common Units represented by book-entry (“Book-Entry Units”) shall cease to be a unitholder of NTI and cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional shares of New Common Stock in accordance with Section 3.3(e), (iii) any cash to be paid with respect to the Prorated Quarterly Distribution in accordance with Section 3.2(b), and (iv) any cash amounts payable in accordance with Section 3.3(c) following such unitholder’s compliance with Section 3.3(b) or Section 3.3(h), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of (A) any holder of NTI Phantom Units shall be as set forth in Section 3.1(e), and (B) WNR and its Subsidiaries shall be as set forth in Section 3.1(d).

(b) If the NTI GP Board is required to declare an NTI First Quarter Prorated Quarterly Distribution, an NTI Second Quarter Prorated Quarterly Distribution or an NTI Third Quarter Prorated Quarterly Distribution pursuant to Section 6.13 (any such distribution, the “Prorated Quarterly Distribution”), then holders of NTI Common Units as of the Effective Time shall be entitled to receive, for each NTI Common Unit owned as of the Effective Time, a per unit cash distribution, without interest, in the amount declared by the NTI GP Board with respect to the Prorated Quarterly Distribution in accordance with Section 6.13 (the “Prorated Quarterly Distribution Amount”). The Prorated Quarterly Distribution, if any, is not part of the Merger Consideration but shall be paid together with the Merger Consideration in accordance with this Article III. Any Prorated Quarterly Distribution that WNR and its Subsidiaries are entitled to pursuant to this Agreement shall be paid by NTI at the Effective Time consistent with past practice and NTI’s and WNR’s intercompany fund transfer processes.

(c) In addition, to the extent applicable, holders of NTI Common Units immediately prior to the Effective Time shall have continued rights to any distribution, without interest, with respect to such NTI Common Units with a record date occurring prior to the Effective Time that may have been declared by NTI GP or made by NTI with respect to such NTI Common Units in accordance with the terms of this Agreement and which remains unpaid as of the Effective Time. Such distributions by NTI are not part of the Merger Consideration and shall be paid on the payment date set therefor to such holders of NTI Common Units, as applicable.

(d) At the Effective Time, the unit transfer books of NTI shall be closed immediately and there shall be no further registration of transfers on the unit transfer books of NTI with respect to NTI Common Units, except for NTI Common Units owned by WNR.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, WNR shall appoint a commercial bank or trust company reasonably acceptable to NTI to act as exchange agent hereunder for the purpose of exchanging NTI Common Units for shares of New Common Stock and cash as required by this Article III (the “Exchange Agent”). At the Effective Time, WNR shall cause MergerCo to deposit with the Exchange Agent for the benefit of the holders of the applicable NTI Common Units, for exchange in accordance with this Article III, through the Exchange Agent, shares of New Common Stock and an amount of cash representing the aggregate cash consideration payable pursuant to Section 3.1. At the Effective Time, NTI shall deposit with the Exchange Agent for the benefit of the holders of the applicable NTI Common Units, for payment in accordance with this Article III, through the Exchange Agent, an amount of cash representing the aggregate cash payable pursuant to Section 3.2(b). WNR agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to make payments for the cash consideration pursuant to Section 3.1, any dividends pursuant to Section 3.3(c) and payments in lieu of any fractional shares of New Common Stock pursuant to Section 3.3(e), in each case without interest. NTI agrees to make available to the Exchange Agent, from time to time as and if needed, cash sufficient to make payments for the Prorated Quarterly Distribution. Any cash (including as payment with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), for any fractional shares of New Common Stock in accordance with Section 3.3(e) and any dividends with respect to such fractional shares of New Common Stock in accordance with Section 3.3(c)) and shares of New Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for NTI Common Units pursuant to this Agreement and, if applicable, the Prorated Quarterly Distribution payable to holders of NTI Common Units out of the Exchange Fund. Except as contemplated by Sections Section 3.2(b), 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, WNR shall instruct the Exchange Agent to mail to each record holder of NTI Common Units as of the Effective Time (other than (x) holders of NTI Restricted Units and (y) NTI and its Subsidiaries and WNR and its Subsidiaries) (i) a letter of transmittal (which shall specify that, in respect of certificated NTI Common Units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which shall be in customary form and agreed to by WNR and NTI prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (which shall be in customary form and agreed to by WNR and NTI prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration and if applicable, the Prorated Quarterly Distribution Amount, payable in respect of NTI Common Units represented by such Certificates or Book-Entry Units, as applicable. Upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, each holder who held NTI Common Units immediately prior to the Effective Time (other than (x) holders of NTI Restricted Units and (y) NTI and its Subsidiaries and WNR and its Subsidiaries) shall be entitled to receive in exchange therefor, and subject to such holder’s elections in accordance with Section 3.4, (A) shares of New Common Stock which shall be in uncertificated book-entry form and which shall represent, in the aggregate, the whole number of shares of New Common Stock that such holder has the right to receive pursuant to this Article III (after taking into account all NTI Common Units then held by such holder) and/or as applicable (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III (after taking into account all NTI Common Units then held by such holder), consisting of any cash consideration pursuant to Section 3.1(c), any cash payable with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), cash payable in lieu of any fractional shares of New Common Stock pursuant to Section 3.3(e) and any dividends pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration, any cash payment with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), any cash payment in lieu of fractional shares of New Common Stock, or any dividend payable pursuant to Section 3.3(c). In the event of a transfer of ownership of NTI Common Units that has not been registered in the transfer records of NTI, the Merger Consideration and if applicable, the Prorated Quarterly Distribution Amount, payable in respect of such NTI Common Units may be paid to a transferee, if the Certificate representing such NTI Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and, in the case of both certificated and book-entry NTI Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such NTI Common Units or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, or Book-Entry Units have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of NTI Common Units, any cash payment with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), any cash amounts payable in lieu of fractional shares of New Common Stock, any dividends pursuant to Section 3.3(c), and (without the necessity of such surrender) any cash or NTI distributions to which such holder is entitled pursuant to Section 3.2(c).

(c) WNR Dividends with Respect to Unexchanged NTI Common Units. No dividends declared or made with respect to shares of WNR Common Stock with a record date after the Effective Time shall be paid to the holder of any NTI Common Units with respect to shares of New Common Stock that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional shares of New Common Stock shall be paid to any such holder until such holder shall have delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by Section 3.3(b) or otherwise complied with Section 3.3(h). Subject to applicable Law, following compliance with the requirements of Section 3.3(b) or Section 3.3(h), there shall be paid to such holder of New Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional shares of New Common Stock to which such holder is entitled pursuant to Section 3.3(e) and an amount in cash equal to any dividend with respect to shares of WNR Common Stock with a record date after the Effective Time and a payment date prior to such compliance with Section 3.3(b) or Section 3.3(h), payable with respect to such shares of New Common Stock, and (ii) on the appropriate payment date with respect thereto, the amount of dividends with a record date after the Effective Time but prior to such delivery and surrender and with a payment date subsequent to such compliance payable with respect to such shares of New Common Stock.

(d) No Further Rights in NTI Common Units. All shares of New Common Stock delivered and cash paid upon conversion of an NTI Common Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(c) or Section 3.3(e)) and any declared distributions to be paid on NTI Common Units as described in Section 3.2(b) and Section 3.2(c) shall be deemed to have been delivered in full satisfaction of all rights pertaining to such NTI Common Unit.

(e) Fractional New Common Stock. No certificates or scrip representing fractional shares of New Common Stock or book-entry credit of the same shall be issued or delivered, and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any share of New Common Stock. Notwithstanding any other provision of this Agreement, each holder of NTI Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a share of New Common Stock (after taking into account all NTI Common Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest and rounded up to the nearest whole cent) in an amount equal to the product of (i) the WNR

VWAP Price as of the Closing Date and (ii) the fraction of a share of New Common Stock that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify WNR, and WNR shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting shares of New Common Stock or cash that remains undistributed to the holders of NTI Common Units after one year following the Effective Time shall be delivered to WNR if and when demanded by WNR and, from and after such delivery, any former holders of NTI Common Units who have not theretofore complied with this Article III shall thereafter look only to the Buyer Parties for the Merger Consideration payable in respect of such NTI Common Units, any cash payment with respect to the Prorated Quarterly Distribution pursuant to Section 3.2(b), any cash in lieu of a fractional share of New Common Stock to which they are entitled pursuant to Section 3.3(e), or any dividends or distributions with respect to shares of New Common Stock to which they are entitled pursuant to Section 3.3(c) following compliance with Section 3.3(b) or Section 3.3(h), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of NTI Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity shall, to the extent permitted by applicable Law, be held by WNR and be subject to applicable escheat, abandoned property or similar laws.

(g) No Liability. To the fullest extent permitted by Law, none of the Buyer Parties, the NTI Parties, the Surviving Entity or their respective Representatives shall be liable to any holder of NTI Common Units for any of the Merger Consideration (including any dividends with respect to WNR Common Stock) or Prorated Quarterly Distribution Amount delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by WNR, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay the Merger Consideration payable in respect of NTI Common Units represented by such Certificate and any payments to which the holders thereof are entitled pursuant to Section 3.3(c) or Section 3.3(e).

(i) Withholding. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of NTI Common Units such amounts as the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that the Exchange Agent shall provide reasonable notice to the applicable holders of NTI Common Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of NTI Common Units in respect of whom such deduction and withholding was made by the Exchange Agent.

(j) Investment of the Exchange Fund. WNR shall cause the Exchange Agent to invest any cash included in the Exchange Fund as directed by WNR on a daily basis, in WNR’s sole discretion; provided, however, that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to NTI Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments shall be paid promptly to WNR.

Section 3.4 Election Procedures.

(a) Election Form. An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated NTI Common Units (other than NTI Restricted Units) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as WNR shall reasonably specify and as shall be reasonably acceptable to NTI (the “Election Form”) shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as WNR and NTI shall mutually agree (the “Mailing Date”) to each holder of record of NTI Common Units (other than NTI Restricted Units) as of the close of business on the fifth Business Day prior to the Mailing Date or such other date as mutually agreed to by WNR and NTI (the “Election Form Record Date”).

(b) Choice of Election. Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) of a NTI Common Unit (other than a NTI Restricted Unit) to specify (i) the number of such holder’s (or such beneficial owner’s) NTI Common Units (other than NTI Restricted Units) with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Election Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder’s (or such beneficial owner’s) NTI Common Units (“No Election Units”). Any NTI Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) Business Day prior to the Effective Time or such other time as mutually agreed by WNR and NTI (the “Election Deadline”) shall be deemed to be No Election Units. WNR shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the Election Deadline. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) Business Day prior to the Effective Time or such other date as mutually agreed to by WNR and NTI), and WNR shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) New Holders. WNR shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of NTI Common Units after the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and NTI shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d) Revocations; Exchange Agent. Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any NTI Common Units, any subsequent transfer of such NTI Common Units shall automatically revoke such election. Any Election Form may be revoked or changed by the person submitting it by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked, the NTI Common Units represented by such Election Form shall be No Election Units, except to the extent a subsequent election is properly made with respect to all or any of such NTI Common Units prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of WNR, NTI or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 3.5 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, unit or stock distributions or dividends, combinations or exchanges with respect to, or Rights in respect of, NTI Common Units (as permitted pursuant to Section 4.1) or shares of WNR Common Stock (as permitted pursuant to Section 4.2), the Merger Consideration, the number of shares of New Common Stock to delivered in the Merger, the WNR VWAP Price, the Per Unit Mixed Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Mixed Election Stock Exchange Ratio, the Per Unit Cash Election Consideration, the Stock Election Exchange Ratio, the Per Unit Stock Election Consideration, and any other similar dependent item, as the case may be, shall be correspondingly adjusted to provide to the holders of NTI Common Units the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.1 Conduct of Business by NTI and NTI GP. Except for actions (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law, (c) set forth on Schedule 4.1 or (d) taken with the prior written consent of WNR (which consent shall not be unreasonably withheld, delayed or conditioned (it being understood that this parenthetical will have no effect on any rights WNR or its Affiliates have to consent to any of the actions in this Section 4.1 in any other contract or agreement)), from the date hereof until the Effective Time, NTI and NTI GP shall not, and shall cause each of their respective Subsidiaries not to, and WNR shall not cause NTI or NTI GP to:

(a) (i) (A) conduct its business and the business of its Subsidiaries other than in the ordinary course, or (B) fail to use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, except in either case of (A) or (B) that could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties or (ii) take any action that could reasonably be expected to have a Material Adverse Effect with respect to NTI, or materially delay any approvals required for, or consummation of, the Merger Transactions;

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity securities (other than pursuant to the existing terms of Rights outstanding as of the date of this Agreement) or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement, except in accordance with Compensation and Benefit Plans and within authorization limits in effect on the date hereof;

(c) permit any additional equity interests to become subject to new grants of restricted units, phantom units, unit options, distribution equivalent rights, unit appreciation rights or similar equity-based employee Rights other than (i) with respect to those grants set forth on the disclosure schedule with respect to Section 5.1(p)(ix) and (ii) in the ordinary course of business consistent with past practice and in accordance with Compensation and Benefit Plans and with the approval of the Compensation Committee of the NTI GP Board;

(d) (i) split, combine or reclassify any of its equity interests or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any partnership or other equity interests or Rights, except as required by the terms of its securities outstanding on the date hereof by any existing Compensation and Benefit Plan;

(e) (i) sell, lease or dispose any portion of its assets, business or properties other than in the ordinary course of business (including distributions permitted under Section 4.1(f)), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business consistent with past practice, (iii) merge, consolidate or enter into any other business combination transaction or agreement with any Person or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(f) make or declare dividends or distributions (i) to the holders of NTI Common Units other than as provided pursuant to Section 6.13, including the NTI Fourth Quarter 2015 Distribution, the NTI First Quarter Distribution, the NTI Second Quarter Distribution, the NTI Third Quarter Distribution and any Prorated Quarterly Distribution declared in accordance with Section 6.13, or (ii) to the holders of any other units of or interests in NTI, in each case other than distributions required under the NTI Partnership Agreement as in effect on the date hereof;

(g) amend the NTI Partnership Agreement or the NTI GP LLC Agreement, in each case as in effect on the date of this Agreement;

(h) enter into any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (an “NTI Material Contract”), except as would not have a Material Adverse Effect with respect to the NTI Parties and as would not be materially adverse to the Buyer Parties and their Subsidiaries, taken as a whole;

(i) modify, amend, terminate or assign, or waive or assign any rights under, any NTI Material Contract in a manner which is materially adverse to the Buyer Parties and their Subsidiaries, taken as a whole, or which would have a Material Adverse Effect with respect to the NTI Parties;

(j) waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding, seeking damages or injunction or other equitable relief, that (i) is material to NTI and its Subsidiaries, taken as a whole, or (ii) is a claim, action or proceeding relating to the Merger Transactions or this Agreement;

(k) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or other applicable regulatory authorities;

(l) fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained;

(m) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(n) (i) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Compensation and Benefit Plan, (ii) grant any severance or termination pay to an officer or director of NTI or any of its Subsidiaries or (iii) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of NTI or any of its Subsidiaries or any of their beneficiaries;

(o) other than in the ordinary course of business consistent with past practice, (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, or (ii) create any Lien on its property or the property of its Subsidiaries to secure Indebtedness;

(p) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(q) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, (iii) any material delay or prevention of the consummation of the Merger or (iv) a material violation of any provision of this Agreement; or

(r) agree or commit to do anything prohibited by clauses (a) through (q) of this Section 4.1.

Section 4.2 Conduct of Business by the Buyer Parties. Except for actions (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law (c) set forth on Section 4.2 or (d) taken with the prior written consent of NTI GP (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof until the Effective Time, the Buyer Parties shall not, and shall cause each of their respective Subsidiaries not to:

(a) conduct its business and the business of its Subsidiaries other than in the ordinary course except as could not reasonably be expected to have a Material Adverse Effect with respect to WNR;

(b) merge, consolidate or enter into any other business combination transaction or agreement with any Person or make any acquisition or disposition that would materially delay the consummation of the Merger Transactions;

(c) make or declare dividends or distributions (i) to the holders of WNR Common Stock that are special or extraordinary dividends or distributions other than such dividends or distributions as are consistent with past practice made pursuant to applicable approvals of the WNR Board or (ii) to the holders of any other stock of or interests in WNR, other than dividends or distributions which constitute regular quarterly dividends to such WNR stockholders substantially consistent with past practice;

(d) amend in any material respect, the WNR Certificate of Incorporation or WNR Bylaws as in effect on the date of this Agreement;

(e) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by U.S. generally accepted accounting principles or other applicable regulatory authorities;

(f) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(g) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties or any representations and warranties of NTI GP or NTI set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (ii) any of the conditions set forth in Article VII not being satisfied, or (iii) a material violation of any provision of this Agreement;

(h) directly or indirectly sell, transfer or otherwise dispose of, or purchase, acquire or otherwise become beneficial owner of, any NTI Common Units, any general partner interests in NTI GP or any other interests in NTI or NTI GP; or

(i) agree or commit to do anything prohibited by clauses (a) through (h) of this Section 4.2.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties of NTI Parties. Except as set forth in NTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, and/or any other reports, registration statements, information statements, forms or other documents filed prior to the date hereof by NTI or any of its Subsidiaries subsequent to December 31, 2014 under the Securities Act, or under the Exchange Act, in the form filed with the SEC (collectively, “NTI SEC Documents”) (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the NTI Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to the Buyer Parties, as follows:

(a) Organization, General Authority and Standing. Each NTI Party is a limited partnership or limited liability company, as the case may be, duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each NTI Party (i) has the requisite limited partnership or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has in effect all federal, state, local and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to the NTI Parties.

(b) Capitalization.

(i) As of the date hereof:

(A)	there are 92,833,486 NTI Common Units issued and outstanding;

(B)	there are 762,791 NTI Phantom Units and tandem distribution equivalent rights issued and outstanding pursuant to the NTI LTIP, which NTI Phantom Units are convertible into 762,791 NTI Common Units, in the aggregate;

(C)	there are 325,090 Restricted Units issued and outstanding pursuant to the NTI LTIP; and

(D)	except as set forth in this Section 5.1(b)(i) and Section 5.1(b)(ii), there are no other interests in NTI issued or outstanding.

(ii) Each of the limited partner interests described in Section 5.1(b)(i) has been duly authorized and validly issued in accordance with applicable Laws and the NTI Partnership Agreement, and is fully paid (to the extent required under the NTI Partnership Agreement) and non-assessable (except to the extent such nonassessability may be affected by Sections 17-607 and 17-804 of DRULPA). Such limited partner interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on NTI. NTI GP is the sole general partner of NTI, owning all of the outstanding general partner interests in NTI and such general partner interests were duly authorized and validly issued in accordance with the NTI Partnership Agreement.

(iii) As of the date hereof, except as set forth in Section 5.1(b)(i), and except for equity securities owned by NTI GP or NTI in Subsidiaries of NTI GP or NTI, (A) there are no partnership interests, limited liability company interests or other equity securities of any NTI Party or any of their Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any NTI Party or any of their respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of such NTI Party or such Subsidiary of an NTI Party or any securities convertible into or exchangeable or exercisable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of any NTI Party or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Equity Interests in other Entities. Other than ownership of its Subsidiaries, MPL Investment, Inc. and Minnesota Pipe Line Company, LLC, NTI does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind. NTI owns such interests in its Subsidiaries, MPL Investment, Inc. and Minnesota Pipe Line Company, LLC free and clear of all Liens, except those existing or arising pursuant to the applicable governing documents of such entities.

(d) Power, Authority and Approvals of Transactions; Special Approval and Recommendations.

(i) Each of the NTI Parties has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the NTI Unitholder Approval, to consummate the Merger Transactions. Subject to the NTI Unitholder Approval, this Agreement and the Merger Transactions have been authorized by all necessary limited partnership or limited liability company, as applicable, action by each of the NTI Parties. This Agreement has been duly executed and delivered by each of the NTI Parties and constitutes a valid and binding agreement of such parties (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

(ii) The NTI GP Board has authorized the NTI GP Conflicts Committee to, among other things, (A) review and evaluate the terms and conditions of this Agreement and the Merger Transactions, on behalf of NTI GP, NTI and the NTI Unaffiliated Unitholders, (B) negotiate, or delegate to any person or persons the ability to negotiate, the terms and conditions of this Agreement and the Merger Transactions, including the consideration to be received by the holders of NTI Common Units; (C) determine whether or not to grant “Special Approval” (as defined in the NTI Partnership Agreement) of this Agreement and the Merger Transactions; it being understood that the NTI GP Conflicts Committee has the full power and authority of the NTI GP Board, in its capacity as the general partner of NTI, to approve or not approve this Agreement or the Merger Transactions without the necessity of additional approval of the full NTI GP Board, but has no authority to approve or accept any potential alternative transaction to this Agreement or the Merger Transactions, (D) make any recommendation to the NTI Unaffiliated Unitholders regarding what action, if any, should be taken by the NTI Unaffiliated Unitholders with respect to this Agreement and the Merger Transactions and (E) if applicable and as appropriate, to exercise the full authority of the NTI GP Board with respect to the approval of this Agreement and the Merger Transactions, including the authorization of the execution and delivery of any documents, instruments or agreements with respect thereto. The NTI GP Conflicts Committee has approved and declared the advisability of entering into this Agreement and the Merger Transactions and has determined that this Agreement and the Merger Transactions are fair and reasonable to the NTI Unaffiliated Unitholders and NTI and are not adverse to the interests of the NTI Unaffiliated Unitholders or the interests of NTI (the “NTI GP Conflicts Committee Approval”). Such action by the NTI GP Conflicts Committee constituted “Special Approval” (as defined in the NTI Partnership Agreement) of this Agreement and the Merger Transactions under the NTI Partnership Agreement. The NTI GP Conflicts Committee has caused NTI GP, acting in its capacity as the general partner of NTI, to approve this Agreement and the Merger Transactions and has directed that this Agreement be submitted to the NTI Unitholders at a meeting of such holders (including any adjournment or postponement thereof, the “NTI Meeting”) for the purpose of approving this Agreement and the Merger Transactions, and the NTI GP Conflicts Committee has recommended that the holders of NTI Common Units vote in favor of this Agreement and the Merger Transactions at the NTI Meeting.

(e) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.1(f) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.1 are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the NTI Parties do not and will not (i) except as could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any NTI Party or any of its respective Subsidiaries is a party or by which such NTI Party or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the NTI Parties or any of their respective Subsidiaries, or (z) result in the creation of any Lien on any of the assets of the NTI Parties or any of their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the NTI Partnership Agreement, the NTI Certificate of Limited Partnership, the NTI GP LLC Agreement or the NTI GP Certificate of Formation or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(f) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the NTI Parties of this Agreement or (ii) the consummation by the NTI Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of (1) a proxy statement relating to the matters to be submitted to the NTI Unitholders at the NTI Meeting, (2) a registration statement on Form S-4 with respect to the issuance by WNR of New Common Stock in connection with the Merger (such registration statement and any amendments or supplements thereto, the “Registration Statement,” and the proxy statement/prospectus included in such Registration Statement and any amendments or supplements thereto, the “Proxy Statement/Prospectus”) and (3) a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the NTI Unitholders and the Merger Transactions (as amended or supplemented, the “Schedule 13E-3”) (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Stock pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties.

(g) Financial Reports and the NTI SEC Documents; Internal Controls.

(i) Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by NTI, with or to the SEC have been or will be timely filed or furnished. The NTI SEC Documents, as of their respective dates, (A) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of NTI is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the NTI SEC Documents. No enforcement action has been initiated against NTI relating to disclosures contained or omitted from any NTI SEC Document. The historical financial statements of NTI and its consolidated Subsidiaries contained in or incorporated by reference into any NTI SEC Document (including the related notes and schedules thereto) (I) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (II) fairly present the financial position, results of operations, partners’ equity and cash flows, as the case may be, of NTI or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) The NTI Parties make and keep books, records, and accounts and have devised and maintain a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. The NTI Parties have established and maintain disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the

Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by NTI in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”).

(iii) The principal executive officer and principal financial officer of NTI GP have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

(h) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in NTI’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the financial statements (or notes thereto) included in subsequent NTI SEC Documents filed by NTI prior to the date hereof, neither NTI nor any of its consolidated Subsidiaries had at December 31, 2014, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of NTI included in the NTI SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2014 in the ordinary course of business and consistent with past practices or (C) relate to this Agreement, the Merger Transactions or the proposal of WNR with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties or (B) that have been discharged or paid in full prior to the date hereof.

(i) Compliance with Law; Legal Proceedings. Each NTI Party and each of their respective Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation could not reasonably be expected to have a Material Adverse Effect on the NTI Parties. Since December 31, 2014, no NTI Party nor any of their respective Subsidiaries has received any written notice or, to NTI’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as could not reasonably be expected to have a Material Adverse Effect on the NTI Parties. There are no Legal Proceedings pending (or, to the Knowledge of the NTI Parties, threatened) by any Governmental Authority with respect to NTI or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of the NTI Parties, threatened) against NTI or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against NTI or any of its Subsidiaries, in each case except for those that could not reasonably be expected to have, a Material Adverse Effect with respect to the NTI Parties.

(j) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither NTI nor any of its Subsidiaries is a party to or bound by any NTI Material Contract that is required to be filed as an exhibit to the NTI SEC Documents that has not been so filed.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on the NTI Parties, (A) each NTI Material Contract is valid and binding and in full force and effect, (B) no event or condition exists which constitutes a default on the part of NTI or any of its Subsidiaries under any such NTI Material Contract, and (C) to the Knowledge of NTI, no other party to such NTI Material Contract is in default in any respect thereunder.

(k) Tax Matters. Except as has not had and could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties:

(i) All Tax Returns required to be filed by or with respect to NTI or any of its Subsidiaries, have been duly and timely filed (taking into account any extensions of time within which to file).

(ii) All Tax Returns filed by NTI or any of its Subsidiaries are complete and accurate.

(iii) All Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by NTI or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have been established on the balance sheet of NTI and its consolidated Subsidiaries included in NTI SEC Documents.

(iv) There is no claim against NTI or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Taxes or Tax Returns of or with respect to NTI or any of its Subsidiaries.

(v) No material (A) audit or examination or (B) refund litigation with respect to any Tax Return of NTI or any of its Subsidiaries is pending. As of the date hereof, neither NTI nor any of its Subsidiaries (1) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (2) is a party to any Tax sharing or Tax indemnity agreement.

(vi) NTI and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code.

(vii) NTI is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation.

(viii) The representations and warranties set forth in this Section 5.1(k) are the NTI Parties’ sole representations and warranties with respect to Taxes.

(l) Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties:

(i) Each of NTI and each of its Subsidiaries and their respective properties, assets and operations is, and during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with applicable Environmental Laws.

(ii) (A) Each of NTI and each of its Subsidiaries has obtained and currently possesses all Environmental Permits, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all Environmental Laws, (B) all such Environmental Permits remain in full force and effect, are free from breach and are issued in the correct entity’s name, and (C) to the Knowledge of NTI, there are no circumstances existing that could reasonably be expected to result in such Environmental Permits being revoked or not renewed.

(iii) There are no pending or, to the Knowledge of NTI, threatened Legal Proceedings against NTI or any of its Subsidiaries or affecting any of their respective properties, assets or operations under any Environmental Laws.

(iv) There has been no Release of any Hazardous Material into the environment by NTI or any of its Subsidiaries that could reasonably be expected to result in any investigatory, remedial or corrective action obligation on the part of NTI or any of its Subsidiaries under Environmental Laws.

(v) Neither NTI nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Law with respect to any investigatory, remedial or corrective activity at any location where NTI or such Subsidiary transported or disposed or arranged for the transport or disposal of any Hazardous Materials (including any adjacent properties) and, to NTI’s Knowledge, there are no circumstances that would reasonably be likely to result in the receipt of such notice.

(vi) Neither NTI nor any of its Subsidiaries entered into, or is otherwise subject to, any agreements, consents, orders, decrees or judgments pursuant to Environmental Law that (A) prevent or limit or impair the current or future use or operation of their properties or (B) require any investigatory, remedial or corrective activity with respect to the present condition of, or as a result of any operations upon, their properties.

(vii) To NTI’s Knowledge, there has been no exposure of any person or property to any Hazardous Material from, by, or in connection with NTI and its Subsidiaries’ properties or operations that could reasonably be expected to form the basis of a claim for damages or compensation against NTI or its Subsidiaries.

(viii) NTI has made available to WNR complete and accurate copies of all internal and external environmental assessments, reports, audits, studies and other similar documents with respect to NTI and its Subsidiaries’ properties, assets and operations which are in the possession or control of NTI or its Subsidiaries.

(ix) The Agreement and Merger Transactions will not result in any liabilities for site investigation or cleanup, or require the prior consent of any Person, pursuant to Environmental Laws, including so-called “transaction-triggered” or “responsible property transfer” requirements.

(x) Neither NTI nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any liability (whether actual or contingent, direct or indirect), including any obligation for corrective or remedial action, of any other Person arising under Environmental Laws.

(xi) The representations and warranties set forth in this Section 5.1(l) are the NTI Parties’ sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Laws or Hazardous Materials.

(m) No Brokers. No action has been taken by the NTI Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to Evercore Group L.L.C., pursuant to a letter agreement, the principal terms of which, including the fees thereunder, have been heretofore disclosed to WNR.

(n) NTI Fairness Opinion. At the meeting at which the NTI GP Conflicts Committee approved this Agreement, Evercore Group L.L.C. delivered to the NTI GP Conflicts Committee its oral opinion (which was subsequently confirmed in writing) to the effect that, as of the date of such opinion and subject to certain assumptions, qualifications, limitations and other matters stated therein, the Merger Consideration is fair, from a financial point of view, to the NTI Unaffiliated Unitholders.

(o) No Material Adverse Effect. Since December 31, 2014 to the date of this Agreement, there has not been a Material Adverse Effect with respect to the NTI Parties.

(p) Employee Benefits.

(i) Each Compensation and Benefit Plan that the NTI Parties maintains or to which they contribute or is a participating employer (the “NTI Benefit Plans”) has been delivered or made available to WNR, along with all summary plan descriptions, the most recent determination letter (or opinion letter, as applicable), the most recent actuarial report, related trusts, insurance or group annuity contracts, administrative service agreements and each other funding or financing arrangement relating to any plan, including all amendments, modifications or supplements thereto.

(ii) Except as set forth on a disclosure schedule for this Section 5.1(p)(ii) or as would not result in a Material Adverse Effect to any NTI Party, each NTI Benefit Plan has been administered and operated in compliance with the terms of the applicable controlling documents and with the applicable provisions of ERISA, the Code and all other applicable Laws.

(iii) As to any NTI Benefit Plan or any other Compensation and Benefit Plan sponsored, maintained or contributed to by any ERISA Affiliate of an NTI Party that is subject to Title IV of ERISA, there has been no event or condition which presents the risk of a plan termination, the plan has not failed to meet any minimum funding standards, whether waived or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, no “reportable event” within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred, the assets of the plan equal of exceed the actuarial present value of the benefit liabilities based on reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(iv) None of the NTI Parties nor any ERISA Affiliate of an NTI Party contributes to or has ever contributed to any multiple employer plan or “multiemployer plan” (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA) or has any liability (including, without limitation, withdrawal liability) under a multiemployer plan.

(v) As to any NTI Benefit Plan intended to be qualified under Section 401 of the Code, such plan has received a favorable determination letter or opinion letter, as applicable, from the IRS to such effect (or has applied or has time remaining to apply for such letter) and, to the Knowledge of the NTI, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such NTI Benefit Plan, and with respect to any such NTI Benefit Plan that has been terminated prior to the execution of this Agreement, the applicable sponsor of the plan received a favorable determination letter from the IRS with respect to its termination.

(vi) Except as set forth on a disclosure schedule for this Section 5.1(p)(vi), no NTI Party maintains or contributes to an employee welfare benefit plan that provides medical, health or life insurance or other welfare type benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

(vii) Except as set forth on a disclosure schedule for this Section 5.1(p)(vii), neither the execution and delivery of this Agreement or the consummation of the transactions thereunder will (A) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any officer, director, employee, or consultant of any NTI Party or any Subsidiary of an NTI Party; (B) materially increase any benefits otherwise payable by any NTI Party; or (C) result in the acceleration of the time of payment or vesting of any awards or benefits or give rise to any additional service credits under any NTI Benefit Plan.

(viii) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the NTI Benefit Plans which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code. There is no contract, agreement, plan or arrangement with an employee to which any NTI Party or any Subsidiary of an NTI Party is a party that, individually or collectively and as a result of the transactions contemplated by this Agreement or any other related transaction document to which any NTI Party is a party, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)).

(ix) The disclosure schedule for this Section 5.1(p)(ix) sets forth all of the new grants of restricted units, phantom units, unit options, distribution equivalent rights, unit appreciation rights or similar equity-based employee Rights that are expected to be or have been authorized for issuance by any NTI Party in the first quarter of 2016 whether granted pursuant to the NTI LTIP or otherwise.

(q) Employment Matters. Except as set forth on Schedule 5.1(q), no NTI Party or Subsidiary of an NTI Party is a party to, nor has it ever been bound by, the terms of any collective bargaining agreement or other agreement with any labor union or representative of employees, and no such agreements are being negotiated. Except as set forth on Schedule 5.1(q), at no time during the past five years have there been any labor disputes existing or, to NTI’s Knowledge, threatened involving strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees except as could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. Except as set forth on Schedule 5.1(q), no grievance or other legal action arising out of any collective bargaining agreement with NTI exists or is, to NTI’s Knowledge, threatened except as could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties.

(r) Permits. NTI and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for NTI and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “NTI

Permits”), except where the failure to have any of the NTI Permits could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. All NTI Permits are in full force and effect, except where the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. No suspension or cancellation of any of the NTI Permits is pending or, to the Knowledge of NTI, threatened, except where such suspension or cancellation could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. NTI and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any NTI Permit, except where such violation, breach or default could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties. As of the date of this Agreement, to the Knowledge of the NTI Parties, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of NTI or any of its Subsidiaries under, any NTI Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any NTI Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that could not reasonably be expected to have a Material Adverse Effect with respect to the NTI Parties.

(s) State Takeover Laws. No approvals are required under Takeover Laws in connection with the performance by the NTI Parties of their obligations under this Agreement.

Section 5.2 Representations and Warranties of Buyer Parties. Except as set forth in WNR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, and/or any other reports, registration statements, definitive proxy statements, information statements, forms or other documents filed prior to the date hereof by WNR or any of its Subsidiaries subsequent to December 31, 2014 under the Securities Act, or under the Exchange Act, in the form filed with the SEC (collectively, “WNR SEC Documents”) (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), the Buyer Parties hereby represent and warrant with respect to themselves and their respective Subsidiaries to NTI, as follows:

(a) Organization, General Authority and Standing. Each of the Buyer Parties is a corporation or limited liability company, as the case may be, duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the State of Delaware. Each Buyer Party (i) has the requisite corporate or limited liability company power and authority to own and lease all of its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business and is in good standing in the states of the United States of America where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except where the failure to have such power and authority, to be so qualified or to have such authorizations and permits in effect would not have a Material Adverse Effect with respect to WNR.

(b) Capitalization.

(i)	As of the date hereof:

(A)	there are 93,684,082 shares of WNR Common Stock issued and outstanding (not including 9,089,623 shares of WNR Common Stock held in treasury);

(B)	there are 399,214 shares of WNR Common Stock reserved for issuance under outstanding WNR Restricted Share Unit Awards pursuant to the WNR LTIP and WNR Incentive Plan; and

(C)	except as set forth in this Section 5.2(b)(i), there are no other equity interests in WNR issued or outstanding.

(ii) Each of the equity interests described in Section 5.2(b)(i) has been duly authorized and validly issued in accordance with applicable Laws and the WNR Certificate of Incorporation, and is fully paid and non-assessable. Such equity interests were not issued in violation of any preemptive or similar rights or any other agreement or understanding binding on WNR.

(iii) The shares of New Common Stock to be issued in accordance with this Agreement have been duly authorized and, when issued, will be fully paid and non-assessable.

(iv) As of the date hereof, except as set forth in Section 5.1(b)(i), and except for equity securities owned by WNR in Subsidiaries of WNR (A) there are no shares of capital stock, limited liability company interests or other equity securities of any Buyer Party or any of their Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Buyer Party or any of their respective Subsidiaries to issue, transfer or sell any capital stock or other equity interest of such Buyer Party or such Subsidiary of a Buyer Party or any securities convertible into or exchangeable or exercisable for such capital stock or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of any Buyer Party or any of their respective Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Power, Authority and Approvals of Transactions. Each of the Buyer Parties has the requisite corporate or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger Transactions. This Agreement and the Merger Transactions have been authorized by all necessary corporate or limited liability company action by the Buyer Parties. This Agreement has been duly executed and delivered by each Buyer Party and constitutes a valid and binding agreement of each Buyer Party (assuming the due execution and delivery of this Agreement by, or on behalf of, the Other Parties), enforceable against each such Buyer Party in accordance with its terms except as such enforceability may be limited by Creditors’ Rights.

(d) No Violations or Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.2(e) and Article VII are obtained and assuming the consents, waivers and approvals specified in Section 6.1 are obtained, the execution, delivery and performance of this Agreement and the consummation of the Merger Transactions by the Buyer Parties do not and will not (i) except as could not reasonably be expected to have a Material Adverse Effect with respect to WNR, (x) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which WNR or any of its Subsidiaries is a party or by which WNR or any of its Subsidiaries or properties is subject or bound, (y) contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to the Buyer Parties or any of their respective Subsidiaries or (z) result in the creation of any Lien on any of the assets of the Buyer Parties or their respective Subsidiaries’ assets, (ii) constitute a breach or violation of, or a default under, the organizational documents of any Buyer Party, or (iii) cause the Merger Transactions to be subject to Takeover Laws.

(e) Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the Buyer Parties of this Agreement or (ii) the consummation by the Buyer Parties of the Merger Transactions, except for (A) the filing of any required applications or notices with any state agencies of competent jurisdiction and approval of such applications or notices, (B) the filing with the SEC of the Registration Statement, the Proxy Statement/Prospectus and the Schedule 13E-3, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (E) such filings and approvals as may be required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of New Common Stock pursuant to this Agreement, and (F) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which could not reasonably be expected to have a Material Adverse Effect with respect to WNR.

(f) Financial Reports and the WNR SEC Documents; Internal Controls.

(i) Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K, forms, schedules, statements, exhibits and other documents required to be filed or furnished by WNR, with or to the SEC have been or will be timely filed or furnished. The WNR SEC Documents, as of their respective dates, (A) complied in all material respects as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 5.2(f)(i), no Subsidiary of WNR is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the WNR SEC Documents. No enforcement action has been initiated against WNR relating to disclosures contained or omitted from any WNR SEC Document. The historical financial statements of WNR and its consolidated Subsidiaries contained in or incorporated by reference into any such WNR SEC Document (including the related notes and schedules thereto) (I) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (II) fairly present the financial position, results of operations, stockholders’ equity and cash flows, as the case may be, of the entity or entities to which they relate as of the dates or for the periods to which such financial statements relate, in each case in accordance with U.S. generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(ii) WNR makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case as required pursuant to Section 13(b)(2) under the Exchange Act. WNR has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by WNR in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder the Sarbanes-Oxley Act.

(iii) The principal executive officer and principal financial officer of WNR have made all certifications required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of such entities or its officers have received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.

(g) Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in WNR’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the financial statements (or notes thereto) included in subsequent WNR SEC Documents filed by WNR prior to the date hereof, neither WNR nor any of its consolidated Subsidiaries had at December 31, 2014, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (i) liabilities, obligations or contingencies that (A) are accrued or reserved against in the financial statements of WNR included in the WNR SEC Documents filed prior to the date hereof, or reflected in the notes thereto, (B) were incurred since December 31, 2014 in the ordinary course of business and consistent with past practices or (C) relate to this Agreement, the Merger Transactions or the proposal of WNR with respect to the Merger or (ii) liabilities, obligations or contingencies that (A) could not reasonably be expected to have a Material Adverse Effect on WNR or (B) that have been discharged or paid in full prior to the date hereof. Notwithstanding anything to the contrary in this Section 5.2(g), WNR makes no representation or warranty with respect to any liability or obligation of NTI or any of its Subsidiaries.

(h) Compliance with Law; Legal Proceedings. WNR and each of its Subsidiaries is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation could not reasonably be expected to have a Material Adverse Effect on WNR. Since December 31, 2014, neither WNR nor any of its Subsidiaries has received any written notice or, to WNR’s Knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as could not reasonably be expected to have a Material Adverse Effect on WNR. There are no Legal Proceedings pending (or, to the Knowledge of WNR, threatened) by any Governmental Authority with respect to WNR or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of WNR, threatened) against WNR or any of its Subsidiaries or any of their respective properties, at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against WNR or any of its Subsidiaries, in each case except for those that could not reasonably be expected to have a Material Adverse Effect with respect to WNR.

(i) Material Contracts.

(i) Except for this Agreement, as of the date hereof, neither WNR nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a “WNR Material Contract”) that is required to be filed as an exhibit to the WNR SEC Documents that has not been so filed.

(ii) Except as could not reasonably be expected to have a Material Adverse Effect on WNR, (A) each WNR Material Contract is valid and binding and in full force and effect, (B) no event or condition exists which constitutes a default on the part of WNR or any of its Subsidiaries under any such WNR Material Contract, and (C) to the Knowledge of WNR, no other party to such WNR Material Contract is in default in any respect thereunder.

(j) Tax Matters. Except as has not had and could not reasonably be expected to have a Material Adverse Effect with respect to WNR:

(i) All Tax Returns required to be filed by or with respect to WNR or any of its Subsidiaries (including NTI GP), have been duly and timely filed (taking into account any extension of time within which to file).

(ii) All Tax Returns filed by WNR or any of its Subsidiaries (including NTI GP) are complete and accurate.

(iii) All Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by WNR or its Subsidiaries (including NTI GP) for all periods ending through the date hereof have been paid or adequate reserves have been established on the balance sheet of WNR and its consolidated subsidiaries in WNR SEC Documents.

(iv) There is no claim against WNR or any of its Subsidiaries (including NTI GP) for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Taxes or Tax Returns of or with respect to WNR or any of its Subsidiaries (including NTI GP).

(v) No material (A) audit or examination or (B) refund litigation with respect to any Tax Return of WNR of any of its Subsidiaries (including NTI GP) is pending. As of the date hereof, neither WNR nor any of its Subsidiaries (including NTI GP) (1) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (2) is a party to any Tax sharing or Tax indemnity agreement.

(vi) The representations and warranties set forth in this Section 5.2(j) are the Buyer Parties’ sole representations and warranties with respect to Taxes.

(k) Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect with respect to WNR:

(i) Each of WNR and each of its Subsidiaries and their respective properties, assets and operations is, and during the relevant time periods specified in all applicable statutes of limitations, has been, in compliance with applicable Environmental Laws.

(ii) (A) Each of WNR and each of its Subsidiaries has obtained and currently possesses all Environmental Permits, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all Environmental Laws, (B) all such Environmental Permits remain in full force and effect, are free from breach and are issued in the correct entity’s name and (C) to the Knowledge of WNR, there are no circumstances existing that could reasonably be expected to result in such Environmental Permits being revoked or not renewed.

(iii) There are no pending or, to the Knowledge of WNR, threatened Legal Proceedings against WNR or any of its Subsidiaries or affecting any of their respective properties, assets or operations under any Environmental Laws.

(iv) There has been no Release of any Hazardous Material into the environment by WNR or any of its Subsidiaries that could reasonably be expected to result in any investigatory, remedial or corrective action obligation on the part of WNR or any of its Subsidiaries under Environmental Laws.

(v) Neither WNR nor any of its Subsidiaries has received any written notice asserting an alleged liability or obligation under any Environmental Law with respect to any investigatory, remedial or corrective activity at any location where WNR or such Subsidiary transported or disposed or arranged for the transport or disposal of any Hazardous Materials (including any adjacent properties) and, to WNR’s Knowledge, there are no circumstances that would reasonably be likely to result in the receipt of such notice.

(vi) Neither WNR nor any of its Subsidiaries entered into, or is otherwise subject to, any agreements, consents, orders, decrees or judgments pursuant to Environmental Law that (A) prevent or limit or impair the current or future use or operation of their properties or (B) require any investigatory, remedial or corrective activity with respect to the present condition of, or as a result of any operations upon, their properties.

(vii) To WNR’s Knowledge, there has been no exposure of any person or property to any Hazardous Material from, by, or in connection with WNR and its Subsidiaries’ properties or operations that could reasonably be expected to form the basis of a claim for damages or compensation against WNR or its Subsidiaries.

(viii) The Agreement and Merger Transactions will not result in any liabilities for site investigation or cleanup, or require the prior consent of any Person, pursuant to Environmental Laws, including so-called “transaction-triggered” or “responsible property transfer” requirements.

(ix) Neither WNR nor any of its Subsidiaries has, either expressly or by operation of Law, assumed or undertaken any Liability, including any obligation for corrective or remedial action, of any other Person arising under Environmental Laws.

(x) The representations and warranties set forth in this Section 5.2(k) are the Buyer Parties’ sole representations and warranties with respect to environmental matters, Environmental Permits, Environmental Laws or Hazardous Materials.

(l)	Operations of MergerCo. MergerCo was formed solely for the purpose of engaging in the Merger Transactions and has engaged in no business other than in connection with entering into this Agreement and engaging in the Merger Transactions.

(m) No Brokers. No action has been taken by the Buyer Parties that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Merger Transactions, excluding fees to be paid to Goldman Sachs & Co., pursuant to a letter agreement, the existence of which has been heretofore disclosed to the NTI Parties and which fees have been disclosed to the NTI Parties.

(n) Ownership of NTI Common Units. As of the date hereof, NT InterHoldCo owns 35,622,500 NTI Common Units, which represent all NTI Common Units held by any Buyer Party or any of its respective Subsidiaries.

(o) No Material Adverse Effect. Since December 31, 2014 to the date of this Agreement, there has not been a Material Adverse Effect with respect to WNR.

(p) Permits. WNR and its Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for WNR and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “WNR Permits”), except where the failure to have any of the WNR Permits could not reasonably be expected to have a Material Adverse Effect with respect to WNR. All WNR Permits are in full force and effect, except where the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect with respect to WNR. No suspension or cancellation of any of the WNR Permits is pending or, to the Knowledge of WNR, threatened, except where such suspension or cancellation could not reasonably be expected to have a Material Adverse Effect with respect to WNR. WNR and its Subsidiaries are not, and since December 31, 2014 have not been, in violation or breach of, or default under, any WNR Permit, except where such violation, breach or default could not reasonably be expected to have a Material Adverse Effect with respect to WNR. As of the date of this Agreement, to the Knowledge of WNR, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of WNR or any of its Subsidiaries under, any WNR Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any WNR Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that could not reasonably be expected to have a Material Adverse Effect with respect to WNR.

(q) Takeover Laws. No approvals are required under Takeover Laws in connection with the performance by the Buyer Parties of their obligations under this Agreement.

(r) Financing. At the Effective Time, MergerCo will have available to it sources of immediately available funds sufficient to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger Transactions, including the cash portion of the Merger Consideration.

ARTICLE VI

COVENANTS

The NTI Parties hereby covenant to and agree with WNR, and the Buyer Parties hereby covenant to and agree with NTI, that:

Section 6.1 Reasonable Best Efforts; Third Party Approvals.

(a) Subject to the terms and conditions of this Agreement, such parties shall use their reasonable best efforts in good faith (subject to, and in accordance with, applicable Laws) to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable, so as to permit and enable prompt consummation of the Merger Transactions, including (i) using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger Transactions, (ii) using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger Transactions or seeking material damages and (iii) using reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the Merger Transactions, to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as promptly as practicable.

(b) Subject to the other terms and conditions herein provided and without limiting the foregoing, each of WNR and NTI shall (and shall cause their respective Subsidiaries to):

(i) consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger Transactions, and each party will keep the Other Parties apprised of the status of material matters relating to completion of the Merger Transactions;

(ii) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within ten (10) Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and, subject to Section 6.1(d), use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Termination Date);

(iii) promptly notify the Other Parties of any communication concerning this Agreement, the Merger or the other transactions contemplated by this Agreement to that party from any Governmental Authority and consult with and permit the other Party to review in advance any proposed communication concerning this Agreement, the Merger or the other transactions contemplated by this Agreement to any Governmental Authority;

(iv) upon request, promptly furnish the other Parties with all information concerning itself, its Subsidiaries, directors, officers, stockholders and unitholders and such other matters as may be reasonably necessary or advisable in connection with any required filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the Merger Transactions; and

(v) promptly furnish to the Other Parties copies of all correspondence, filings and communications between it and its Affiliates and any Governmental Authority with respect to the Merger Transactions.

(c) WNR shall be entitled to direct the antitrust defense of the transactions contemplated by this Agreement in any investigation or litigation by, or negotiations with, any Governmental Authority or other person relating to the Merger or regulatory filings under applicable Antitrust Law. NTI shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Authority with respect to any proposed settlement, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with WNR. NTI shall use its reasonable best efforts to provide full and effective support of WNR in all material respects in all such investigations, litigation, negotiations and discussions to the extent requested by WNR.

(d) Without limiting the foregoing, WNR and NTI shall take all such action as may be necessary to resolve such objections, if any, that the Antitrust Division of the United States Department of Justice, the Federal Trade Commission or state antitrust enforcement authorities may assert under Antitrust Laws with respect to the transactions contemplated hereby, and to avoid or eliminate, and minimize the impact of, each and every impediment under Antitrust Laws that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); provided, however, that nothing contained in this Agreement requires WNR or NTI or their respective Subsidiaries to take, or cause to be taken, or agree to take, any action with respect to any of the assets, businesses or product lines of NTI or any of its Subsidiaries (“NTI Assets”), or of WNR or any of its Subsidiaries (including the Surviving Entity) (“WNR Assets”), or any combination thereof, if such action (whether taken with respect to NTI Assets or WNR Assets), individually or in the aggregate, would result in the divestiture, sale, hold separate, license or limitation of the conduct on business that, individually or taken together, would reasonably be expected to be material and adverse to NTI and its Subsidiaries, taken as a whole or WNR and its subsidiaries, taken as a whole.

Section 6.2 Unitholder Approval.

(a) Subject to the terms and conditions of this Agreement, NTI shall (i) take, in accordance with applicable Law, applicable stock exchange rules and the NTI Partnership Agreement, all action necessary to establish a record date for, duly call, give notice of, convene and (ii) hold the NTI Meeting to consider and vote upon the approval of this Agreement and the Merger Transactions, as promptly as practicable after the Registration Statement is declared effective. Subject to Section 6.2(b) or Section 6.2(c), the NTI GP Conflicts Committee shall recommend approval of this Agreement and the Merger Transactions to the holders of NTI Common Units (the “NTI Recommendation”), and the NTI Parties shall take all reasonable lawful action to solicit such approval by the holders of NTI Common Units. Except as provided in Section 6.2(b) or Section 6.2(c), neither the NTI GP Conflicts Committee nor the NTI GP Board shall (i) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in any manner adverse to WNR, the NTI Recommendation or (ii) publicly approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal (any action described in this sentence being referred to as an “NTI Change in Recommendation”). None of NTI GP, NTI or any of their Subsidiaries shall execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract providing for any Acquisition Proposal. NTI’s obligations pursuant to the first sentence of this Section 6.2(a) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to NTI of any Acquisition Proposal or (B) the withdrawal, modification or qualification by the NTI GP Conflicts Committee or the NTI GP Board of the NTI Recommendation or the NTI GP Conflicts Committee’s or the NTI GP Board’s approval of this Agreement or the Merger Transactions.

(b) Notwithstanding Section 6.2(a), at any time prior to obtaining the NTI Unitholder Approval, the NTI GP Conflicts Committee or the NTI GP Board may, in response to an unsolicited Acquisition Proposal, make an NTI Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that (i) failure to make an NTI Change in Recommendation would be inconsistent with its duties under the NTI Partnership Agreement or applicable Law and (ii) such Acquisition Proposal constitutes a Superior Proposal; provided, however, that neither the NTI GP Conflicts Committee nor the NTI GP Board shall be entitled to exercise its right to make an NTI Change in Recommendation pursuant to this sentence unless (A) NTI has not breached Section 6.6 in any material respect, (B) NTI has provided to WNR three Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising WNR that the NTI GP Conflicts Committee or the NTI GP Board intends to take such action, specifying the reasons therefor in reasonable detail, including that the NTI GP Conflicts Committee has determined that the Acquisition Proposal is a Superior Proposal and specifying the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal (it being understood that any amendment to the terms of any such Acquisition Proposal shall require a new Notice of Proposed Recommendation Change and an additional three Business Day period), (C) NTI has provided to WNR all materials and information delivered or made available to the Person or group of Persons making such determined Superior Proposal (to the extent not previously provided to WNR), (D) each of NTI and the NTI GP Conflicts Committee has negotiated, and has caused its Representatives to negotiate, in good faith with WNR during such notice period to enable WNR to revise the terms of this Agreement such that it would obviate the need for making the NTI Change in Recommendation, and (E) following the end of such notice period, the NTI GP Conflicts Committee shall have considered in good faith any changes to this Agreement proposed by WNR and shall have determined (after consultation with its outside legal counsel and financial advisors) that the failure to make an NTI Change in Recommendation would continue to be inconsistent with its duties under the NTI Partnership Agreement or applicable Law even if such revisions proposed by WNR were to be given effect and that the Acquisition Proposal continues to be a Superior Proposal even if the revisions proposed by WNR were to be given effect. Any NTI Change in Recommendation shall not invalidate the approval (or “Special Approval” as defined in the NTI Partnership Agreement) of this Agreement or any other approval of the NTI GP Conflicts Committee or of NTI GP, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

(c) Notwithstanding Section 6.2(a), at any time prior to obtaining the NTI Unitholder Approval, the NTI GP Conflicts Committee or the NTI GP Board may make an NTI Change in Recommendation if it has determined in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make an NTI Change in Recommendation would be inconsistent with its duties under the NTI Partnership Agreement or applicable Law; provided, however, that neither the NTI GP Conflicts Committee nor the NTI GP Board shall be entitled to exercise its right to make an NTI Change in Recommendation pursuant to this sentence unless (i) NTI has not breached Section 6.6 in any material respect, (ii) NTI has provided to WNR a Notice of Proposed Recommendation Change advising WNR that the NTI GP Conflicts Committee or the NTI GP Board intends to take such action, specifying the reasons therefor in reasonable detail, (iii) each of NTI and the NTI GP Conflicts Committee has negotiated, and has caused its Representatives to negotiate, in good faith with WNR during such notice period to enable WNR to revise the terms of this Agreement such that it would obviate the need for making the NTI Change in Recommendation, and (iv) following the end of such notice period, the NTI GP Conflicts Committee shall have considered in good faith any changes to this Agreement proposed by WNR and shall have determined (after consultation with its outside legal counsel and financial advisors) that the failure to make an NTI Change in Recommendation would continue to be inconsistent with its duties under the NTI Partnership Agreement or applicable Law even if such revisions proposed by WNR were to be given effect. Any NTI Change in Recommendation shall not invalidate the approval (or “Special Approval” as defined in the NTI Partnership Agreement) of this Agreement or any other approval of the NTI GP Conflicts Committee or of NTI GP, including in any respect that would have the effect of causing any state (including Delaware) takeover statute or other similar statute to be applicable to the Merger Transactions.

(d) Nothing contained in this Agreement shall prevent NTI, NTI GP, the NTI GP Board or the NTI GP Conflicts Committee from taking and disclosing to the holders of NTI Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to holders of NTI Common Units) or from making any legally required disclosure to holders of NTI Common Units. Any “stop-look-and-listen” communication by NTI, NTI GP, the NTI GP Board, or the NTI GP Conflicts Committee to the limited partners of NTI pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the holders of NTI Common Units) shall not be considered an NTI Change in Recommendation or a withdrawal, modification or change in any manner adverse to WNR of all or a portion of the NTI GP Conflicts Committee Approval.

Section 6.3 Registration Statement.

(a) Each of the Buyer Parties and the NTI Parties agrees to cooperate in the preparation of (i) the Registration Statement (including the Proxy Statement/Prospectus constituting a part thereof and all related documents) to be filed by WNR with the SEC in connection with the issuance of the New Common Stock in the Merger as contemplated by this Agreement and (ii) the Schedule 13E-3 to be jointly filed by the Buyer Parties and NTI with the SEC. As soon as practicable following the date of this Agreement, NTI and WNR shall jointly prepare and file with the SEC the Proxy Statement/Prospectus, NTI and WNR shall jointly prepare and WNR shall file with the SEC the Registration Statement, and NTI and WNR shall jointly prepare and the Buyer Parties and NTI shall jointly file with the SEC the Schedule 13E-3, and any amendments thereto as required by Rule 13e-3 under the Exchange Act. Each of NTI and WNR agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective for so long as necessary to consummate the Merger Transactions. WNR also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Merger Transactions. Each of WNR and NTI agrees to furnish to the other party all information concerning WNR and its Subsidiaries or NTI, NTI GP and their respective Subsidiaries, as applicable, and the officers, directors, stockholders and unitholders of WNR and NTI and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of the Registration Statement will be made by WNR, no filing of the Proxy Statement/Prospectus will made by WNR or NTI, and no filing of the Schedule 13E-3 will be made by the Buyer Parties or NTI, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(b) Each of the NTI Parties and WNR agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the holders of NTI Common Units and at the time of the NTI Meeting, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (iii) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the NTI Parties and Buyer Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3 to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the Other Parties thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement, the Proxy Statement/Prospectus or the Schedule 13E-3. No amendment or supplement to the Registration Statement will be made by WNR, no amendment or supplement to the Proxy Statement/Prospectus will be made by WNR or NTI, and no amendment or supplement to the Schedule 13E-3 will be made by the Buyer Parties or NTI, in each case without providing the other party a reasonable opportunity to review and comment thereon.

(c) The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Schedule 13E-3 or the Merger Transactions and (ii) all orders of the SEC relating to the Registration Statement.

(d) Each of NTI and WNR agrees to use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the NTI Unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.4 Press Releases. The parties hereto shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to WNR and the NTI GP Conflicts Committee. Prior to an NTI Change in Recommendation, if any, neither NTI nor WNR shall, without the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) the NTI GP Conflicts Committee, in the case of WNR, and (b) WNR, in the case of NTI, issue any press release or written statement for general circulation relating to the Merger Transactions, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.5 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the Other Parties and their Representatives access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and historical records as reasonably requested and, during such period, it shall and shall cause its Subsidiaries to, furnish promptly to such Person and its Representatives a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that WNR or NTI or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law). Notwithstanding the foregoing, neither NTI nor WNR nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.

(b) WNR and NTI, respectively, will not use any information obtained pursuant to this Section 6.5 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated (i) to the consummation of the Merger Transactions or (ii) the matters contemplated by Section 6.2 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.5 in confidence. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the Merger Transactions.

Section 6.6 Acquisition Proposals.

(a) NTI GP and NTI shall, and they shall cause their respective Subsidiaries, and shall use reasonable best efforts to cause their respective Representatives, of NTI GP and NTI to, (i) immediately cease and terminate any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to or that could reasonably be expected to lead to an Acquisition Proposal and (ii) request such Person to promptly return or destroy all confidential information concerning NTI and its Subsidiaries.

(b) Neither NTI GP nor NTI shall, and they shall cause their respective Subsidiaries, and shall use reasonable best efforts to cause their respective Representatives, not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate (including by way of furnishing information) any inquiries regarding, or the making or submission of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) conduct or participate in any discussions or negotiations regarding any Acquisition Proposal, or (iii) furnish to any Person any non-public information or data relating to NTI or any of its Subsidiaries or afford access to the business, properties, assets, or, except as required by Law or the NTI Partnership Agreement, books or records of NTI or any of its Subsidiaries. Notwithstanding the foregoing, at any time prior to obtaining NTI Unitholder Approval, the NTI GP Conflicts Committee may take the actions described in clauses (ii) and (iii) of this Section 6.6(b) with respect to any Person that makes a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.6(b) (a “Receiving Party”), if (A) the NTI GP Conflicts Committee, after consultation with its outside legal counsel and financial advisors, determines in good faith that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal and that the failure to take such action would be inconsistent with its duties under the NTI

Partnership Agreement or applicable Law, and (B) prior to furnishing any such non-public information to such Receiving Party, NTI receives from such Receiving Party an executed Confidentiality Agreement. NTI GP and NTI shall as promptly as practicable (in all events within 24 hours) provide to WNR a copy of such Confidentiality Agreement and shall provide to WNR any non-public information with respect to NTI and its Subsidiaries that was not previously provided or made available to WNR prior to or substantially concurrent with providing or making available such non-public information to such other Person. NTI GP and NTI shall, as promptly as practicable (and in any event within 24 hours), advise WNR in writing of any request for non-public information or any Acquisition Proposal received from any Person, including the identity of such Person, or any inquiry or request for discussions or negotiations with respect to any Acquisition Proposal, and the material terms of such request, Acquisition Proposal or inquiry, as well as the identity of the Person making such request, proposal or inquiry. NTI GP and NTI shall, as promptly as practicable (and in all events within 24 hours), provide to WNR copies of any written materials received by NTI GP, NTI or any of their Subsidiaries or Representatives in connection with any of the foregoing and the identity of the Person or group making any such request, Acquisition Proposal or inquiry.

(c) NTI GP and NTI shall keep WNR fully informed of the status of any material developments regarding or changes in any Acquisition Proposal on a reasonably current basis (and in all events within 24 hours of such material development or change). NTI GP and NTI agree that they and their Subsidiaries will not enter into any Confidentiality Agreement with any Person that prohibits NTI GP or NTI or any of their Subsidiaries from providing any information to WNR in accordance with Section 6.5 or this Section 6.6. NTI GP and NTI will use reasonable best efforts to enforce (and shall not amend or waive any material terms of) any such agreement at the request of or on behalf of WNR.

Section 6.7 Takeover Laws. Neither NTI nor WNR shall take any action that would cause the Merger Transactions to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the Merger Transactions.

Section 6.8 No Rights Triggered. The NTI Parties shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the Merger Transactions and any other action or combination of actions do not and will not result in the grant of any Rights to any Person under the NTI Partnership Agreement or under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.9 New Common Stock Listed. WNR shall use its commercially reasonable efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the shares of New Common Stock.

Section 6.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the NTI Partnership Agreement, the NTI GP LLC Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of NTI’s Subsidiaries, from and after the Effective Time, NTI GP, WNR and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless (A) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer or director of NTI GP, NTI or any of their respective Subsidiaries, and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of NTI GP, NTI or any of their respective Subsidiaries as an officer, director, member, partner, agent, fiduciary or trustee of another Person or of any Compensation and Benefit Plan of any thereof (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of NTI GP and the Surviving Entity pursuant to this Section 6.10(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other Merger Transactions, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to any Indemnified Party who has ceased to be a director or officer of NTI GP after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.10: (A) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any party hereto, any Governmental Authority or any other Person, or that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of NTI GP or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any Compensation and Benefit Plan of any thereof; (B) the term “Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 6.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (C) the phrase “to the fullest extent authorized or permitted by applicable Law” shall include, but not be limited to, (1) to the fullest extent permitted by any provision of the DRULPA or the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA or the DLLCA, and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA or the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither NTI GP nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, the Buyer Parties and the NTI Parties agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the NTI Partnership Agreement or the NTI GP LLC Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of NTI’s Subsidiaries) and indemnification agreements of NTI or NTI GP or any of their respective Subsidiaries shall be assumed by the Surviving Entity and NTI GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of six years following the Effective Time, the Buyer Parties and the NTI Parties shall maintain in effect, and shall not amend, alter or repeal, the provisions of the foregoing documents setting forth such rights to indemnification, advancement of expenses and exculpation from liabilities.

(c) For a period of six years from the Effective Time, WNR shall maintain in effect directors’ and officers’ liability and fiduciary insurance policies with aggregate coverage limits no less than the policies in existence on the date hereof and covering the Indemnified Parties (but WNR may substitute therefor other policies, including an insurance tail policy, of at least the same coverage limits and that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but WNR shall not be required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and shall purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.10(c) would cost in excess of that amount.

(d) If NTI GP or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of NTI GP or the Surviving Entity assume, including by operation of law, the obligations set forth in this Section 6.10.

(e) This Section 6.10 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on WNR, NTI GP and the Surviving Entity and their respective successors and assigns.

Section 6.11 Notification of Certain Matters. Each of the NTI Parties and WNR shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) could reasonably be expected, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) (i) any change in its financial condition or business that results in, or could reasonably be expected to result in, a Material Adverse Effect with respect to it or (ii) any Legal Proceedings or governmental complaints, investigations or hearings, to the extent such Legal Proceedings, complaints, investigations, or hearings relate to this Agreement or the Merger Transactions or result in a Material Adverse Effect with respect to it.

Section 6.12 Rule 16b-3. Prior to the Effective Time, the NTI Parties shall take such steps as may be reasonably requested by any party hereto to cause dispositions of NTI equity securities (including NTI Phantom Units and NTI Restricted Units) pursuant to the Merger Transactions by each individual who is a director or officer of NTI GP to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.13 Distributions.

(a) Each of NTI and WNR shall coordinate with the other regarding the declaration of any dividends or distributions in respect of shares of WNR Common Stock or NTI Common Units and the establishment of record dates and payment dates relating thereto in order to effect the matters contemplated by this Section 6.13.

(b) On or prior to February 8, 2016, the NTI GP Board shall determine (in accordance with the NTI GP Board’s existing cash distribution policy) and declare the NTI Fourth Quarter 2015 Distribution. The record date for the NTI Fourth Quarter 2015 Distribution shall be determined consistent with past practice, but in any event shall occur on a date prior to the Closing Date.

(c) If the Closing has not occurred prior to such time(s), the NTI GP Board shall determine and declare each of the NTI First Quarter Distribution and the NTI Second Quarter Distribution in the ordinary course, with timing consistent with past practice, in accordance with the NTI GP Board’s existing cash distribution policy. The WNR Board shall determine and declare dividends with respect to each calendar quarter in the ordinary course, with timing consistent with past practice, and in accordance with the WNR Board’s existing dividend policy.

(d) If (x) the Closing Date occurs on or before the WNR Second Quarter Record Date and (y) on or prior to the date that is ten days prior to the date of the NTI Meeting, the NTI GP Board has not declared the NTI First Quarter Distribution and set a record date for determining NTI Unitholders entitled to receive the NTI First Quarter Distribution that is prior to the anticipated Effective Time, then:

(i) the NTI GP Board shall convene a special meeting of the NTI GP Board, at least ten days before the date of the NTI Meeting, to declare a Prorated Quarterly Distribution in accordance with this Section 6.13(d);

(ii) At such special meeting, the NTI GP Board shall (A) determine or make a good faith estimate of, as applicable, in accordance with the NTI GP Board’s existing cash distribution policy and based on information available as of the Prorated Quarterly Distribution Determination Date, the Available Cash generated by NTI during the period beginning on January 1, 2016 and ending on the earlier of the Prorated Quarterly Distribution Determination Date or March 31, 2016, and (B) declare a distribution of such Available Cash to the NTI Unitholders as of the Effective Time (the “NTI First Quarter Prorated Quarterly Distribution”), to be paid to the NTI Unitholders in accordance with the NTI Partnership Agreement; and

(iii) NTI shall issue a press release announcing the Prorated Quarterly Distribution not later than ten days prior to the NTI Meeting.

For the avoidance of doubt, the NTI First Quarter Prorated Quarterly Distribution shall not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed, such that the record date for the NTI First Quarter Distribution is prior to the Effective Time, then the NTI Unitholders as of the Effective Time shall not be entitled to receive the NTI First Quarter Prorated Quarterly Distribution.

(e) If (x) the Closing Date occurs after the WNR Second Quarter Record Date and on or before the WNR Third Quarter Record Date and (y) on or prior to the date that is ten days prior to the date of the NTI Meeting, the NTI GP Board has not declared the NTI Second Quarter Distribution and set a record date for determining NTI Unitholders entitled to receive the NTI Second Quarter Distribution that is prior to the anticipated Effective Time, then:

(i) the NTI GP Board shall convene a special meeting of the NTI GP Board, at least ten days before the date of the NTI Meeting, to declare a Prorated Quarterly Distribution in accordance with this Section 6.13(e);

(ii) At such special meeting, the NTI GP Board shall (A) determine or make a good faith estimate of, as applicable, in accordance with the NTI GP Board’s existing cash distribution policy and based on information available as of the Prorated Quarterly Distribution Determination Date, the Available Cash generated by NTI during the period beginning on April 1, 2016 and ending on the earlier of the Prorated Quarterly Distribution Determination Date or June 30, 2016, and (B) declare a distribution of such Available Cash to the NTI Unitholders as of the Effective Time (the “NTI Second Quarter Prorated Quarterly Distribution”), to be paid to the NTI Unitholders in accordance with the NTI Partnership Agreement; and

(iii) NTI shall issue a press release announcing the Prorated Quarterly Distribution not later than 10 days prior to the NTI Meeting.

For the avoidance of doubt, the NTI Second Quarter Prorated Quarterly Distribution shall not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed, such that the record date for the NTI Second Quarter Distribution is prior to the Effective Time, then the NTI Unitholders as of the Effective Time shall not be entitled to receive the NTI Second Quarter Prorated Quarterly Distribution.

(f) If the Closing Date occurs after the WNR Third Quarter Record Date, then:

(i) the NTI GP Board shall convene a special meeting of the NTI GP Board, at least ten days before the date of the NTI Meeting, to declare a Prorated Quarterly Distribution in accordance with this Section 6.13(f);

(ii) At such special meeting, the NTI GP Board shall (A) determine or make a good faith estimate of, as applicable, in accordance with the NTI GP Board’s existing cash distribution policy and based on information available as of the Prorated Quarterly Distribution Determination Date, the Available Cash generated by NTI during the period beginning on July 1, 2016 and ending on the Prorated Quarterly Distribution Determination Date, and (B) declare a distribution of such Available Cash to the NTI Unitholders as of the Effective Time (the “NTI Third Quarter Prorated Quarterly Distribution”), to be paid to the NTI Unitholders in accordance with the NTI Partnership Agreement; and

(iii) NTI shall issue a press release announcing the Prorated Quarterly Distribution not later than 10 Business Days prior to the NTI Meeting.

For the avoidance of doubt, the NTI Third Quarter Prorated Quarterly Distribution shall not be payable unless and until the Effective Time occurs. If the anticipated Effective Time is delayed, such that the record date for the NTI Third Quarter Distribution is prior to the Effective Time, then the NTI Unitholders as of the Effective Time shall not be entitled to receive the NTI Third Quarter Prorated Quarterly Distribution.

Section 6.14 Conversion of Equity Awards.

(a) Subject to Section 6.14(c), prior to the Effective Time, the WNR Board or its Compensation Committee shall adopt the NTI LTIP as of the Effective Time, authorize the conversion of NTI Phantom Units and NTI Restricted Units in accordance with Section 3.1(e)(i) at the Effective Time, and shall take such other actions as may be necessary to authorize the events contemplated in Section 3.1(e); such actions shall include the following: (i) effective as of the Effective Time, the NTI LTIP shall be continued by WNR and all NTI obligations thereunder assumed by WNR (including obligations with respect to NTI Phantom Units and NTI Restricted Units in accordance with Section 3.1(e)(i)) and such plan shall continue in effect subject to amendment, termination, and/or suspension in accordance with the terms of the NTI LTIP, notwithstanding the Merger, applicable laws and regulations and the applicable rules of any unit exchange; (ii) from and after the Effective Time all references to NTI Common Units in the NTI LTIP shall be substituted with references to WNR Common Stock; (iii) the number of shares of WNR Common Stock that will be available for grant and delivery under the NTI LTIP from and after the Effective Time shall equal the number of NTI Common Units that were available for grant and delivery under the NTI LTIP and the outstanding awards under the NTI LTIP (to the extent not duplicative) immediately prior to the Effective Time, as adjusted to give effect to the Stock Election Exchange Ratio; (iv) from and after the Effective Time, awards under the NTI LTIP may be granted only to those individuals who were eligible to receive awards under the NTI LTIP immediately before the Effective Time (including any individuals hired on and after the Effective Time who would have been eligible for such awards pursuant to the eligibility provisions of the NTI LTIP as in effect immediately prior to the Effective Time); and (v) no participant in the NTI LTIP shall have any right to acquire NTI Common Units under the NTI LTIP from and after the Effective Time. WNR shall reserve for issuance a number of shares of WNR Common Stock equal to the number of shares of WNR Common Stock that will be available for grant and delivery under the NTI LTIP from and after the Effective Time, including shares of WNR Common Stock that will be subject to WNR Phantom Stock and WNR Restricted Stock as a result of the actions contemplated by Section 3.1(e)(i). As soon as practicable following the Effective Time, WNR shall file a Form S-8 registration statement with respect to the shares of WNR Common Stock available for grant and delivery under the NTI LTIP from and after the Effective Time and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the NTI LTIP. Prior to the Effective Time, WNR shall take such steps as may be reasonably requested by any party hereto to cause the acquisition of WNR equity compensation awards and WNR Common Stock pursuant to the Merger Transactions by each individual who is an officer or director of WNR to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

(b) As soon as practicable following the Effective Time, NTI shall file a post-effective amendment to the Form S-8 registration statement filed by NTI on August 30, 2012 deregistering all NTI Common Units thereunder. Prior to the Effective Time, the NTI GP Board shall take such action and adopt such resolutions as are required to (A) effectuate the treatment of the NTI Phantom Units and NTI Restricted Units pursuant to the terms of Section 3.1(e) of this Agreement and (B) prevent and waive the forfeiture of any NTI Phantom Units and NTI Restricted Units that would otherwise be forfeited pursuant to Section 6(d)(ii) of the NTI LTIP.

(c) Notwithstanding anything to the contrary in Section 6.14(a), the WNR Board or its Compensation Committee may, at its option, prior to the Effective Time, authorize the conversion of outstanding NTI LTIP awards in accordance with Section 3.1(e)(i) to be effective at the Effective Time, and may, in such event, elect either to adopt or not to adopt the NTI LTIP. In the event that the WNR Board or its Compensation Committee elects not to adopt the NTI LTIP pursuant to this Section 6.14(c), the provisions of Section 6.14(a) shall continue to apply in full force and effect pursuant to their terms other than those provisions of Section 6.14(a) that relate to the adoption of the NTI LTIP.

Section 6.15 Employee Matters.

(a) With respect to each employee who is actively employed by an NTI Party or a Subsidiary of an NTI Party immediately prior to the Effective Time and who becomes an employee of WNR or any WNR Affiliate, including the Surviving Entity (the “Continuing Employees”), WNR shall set or cause the applicable employing entity to set the annual base salaries (or hourly wages, as applicable) and annual cash incentive compensation opportunities for the Continuing Employees at the same levels that existed for the Continuing Employees immediately prior to the Effective time. WNR shall provide or cause to be provided other employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) to the Continuing Employees that are substantially comparable in the aggregate to the benefits made available to such Continuing Employees immediately prior to the Closing Date. Nothing in this Section 6.15(a) shall be read to constitute a contract of employment or a guarantee of employment or future level of compensation or future employee benefits to any Continuing Employee.

(b) To the extent that a Continuing Employee becomes eligible to participate in an employee benefit plan maintained by Buyer Party or a Subsidiary of any Buyer Party (a “New Benefit Plan”), WNR shall cause such New Benefit Plan to recognize the service of such Continuing Employee with the NTI Parties or any Subsidiary of an NTI Party (or their predecessor entities) for purposes of eligibility, participation, vesting and, except with respect to any defined benefit pension plan or retiree health plan, benefit accrual under such New Benefit Plan, to the same extent such service was recognized immediately prior to the Effective Time under a comparable NTI Compensation and Benefits Plan in which such Continuing Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Continuing Employee with respect to the same period of service. With respect to any New Benefit Plan that is a health, dental, vision plan or other welfare plan in which any Continuing Employee is eligible to participate, for the plan year in which such Continuing Employee is first eligible to participate, WNR shall use reasonable best efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such New Benefit Plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the NTI Compensation and Benefits Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental or vision expenses incurred by such Continuing Employee in the year that includes the Closing Date (or, if later, the year in which such Continuing Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such New Benefit Plan.

(c) The provisions of this Section 6.15 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person (including, for the avoidance of doubt, any Continuing Employee or other current or former employee of the NTI or any of their respective Affiliates), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.15) under or by reason of any provision of this Agreement. Nothing in this Section 6.15 amends, or will be deemed to amend (or prevent the amendment or termination of) any NTI or WNR Compensation and Benefits Plan. WNR (i) has no obligation to continue to employ or retain the services of any Continuing Employee for any period of time following the Effective Time and (ii) except as specifically provided in Section 3.1(e) of this Agreement, will be entitled to modify any compensation or benefits provided to, and any other terms or conditions of employment of, any such employees in its absolute discretion.

Section 6.16 Cooperation with Financing. From and after the date of this Agreement, the NTI Parties shall, and NTI shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives (including their auditors) to, use its reasonable best efforts to provide all cooperation (including providing reasonably available financial and other information regarding NTI and its Subsidiaries for use in marketing and offering documents and to enable WNR to prepare pro forma financial statements) as reasonably requested by WNR to assist WNR in the arrangement, refinancing or repayment of any bank debt financing or any capital markets debt financing or any solicitation of any consent or waiver required under any agreement relating to indebtedness, in each case, in connection with the Merger and the Merger Transactions, and any other amounts required to be paid in connection with the consummation of the Merger and the solicitation of any consents or waivers. WNR shall indemnify and hold harmless the NTI GP, NTI and their respective Subsidiaries from and against any and all losses or damages actually suffered or incurred by them directly in connection with the arrangement of any such bank debt financing or any capital markets debt financing.

Section 6.17 Performance by NTI GP. NTI GP shall cause NTI and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by NTI and NTI GP and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by WNR or its Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken at the direction of or on the recommendation of WNR.

Section 6.18 NTI GP Conflicts Committee. Prior to the Effective Time, neither any Buyer Party nor any of their Subsidiaries shall, without the consent of the NTI GP Conflicts Committee, eliminate the NTI GP Conflicts Committee, revoke or diminish the authority of the NTI GP Conflicts Committee or remove or cause the removal of any director of NTI GP who is a member of the NTI GP Conflicts Committee either as a director or as a member of such committee (so long as such director continues to satisfy the requirements of serving on the NTI GP Conflicts Committee set forth in the NTI Partnership Agreement). For the avoidance of doubt, this Section 6.18 shall not apply to the filling in accordance with the provisions of the NTI GP LLC Agreement of any vacancies caused by the death, incapacity or resignation of such director.

Section 6.19 Voting. WNR covenants and agrees that, until the Effective Time or the earlier termination of this Agreement, at the NTI Meeting or any other meeting of the NTI Unitholders, however called, WNR will vote, or cause to be voted, all NTI Common Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the adoption and approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger Transactions and the approval of any actions required in furtherance thereof.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, in the case of Sections 7.3, 7.4, 7.7 or 7.8, waiver by both NTI and WNR; or, in the case of Sections 7.5 or 7.9(a), waiver by NTI; or, in the case of Sections 7.6 or 7.9(b), waiver by WNR) of each of the following:

Section 7.1 Unitholder Approval. This Agreement and the Merger Transactions shall have been approved by the affirmative vote of holders, as of the record date for the NTI Meeting, of a majority of the outstanding NTI Common Units (the “NTI Unitholder Approval”).

Section 7.2 Regulatory Approval. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

Section 7.3 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger Transactions by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations could not be reasonably likely to result in a Material Adverse Effect with respect to WNR or the NTI Parties; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.4 No Injunction. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the Merger Transactions, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other Merger Transactions shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other Merger Transaction or to impose any material restrictions or requirements thereon or on WNR or NTI with respect thereto; provided, however, that, prior to invoking this condition, the invoking party shall have complied fully with its obligations under Section 6.1.

Section 7.5 Representations, Warranties and Covenants of the Buyer Parties. In the case of NTI’s obligation to consummate the Merger:

(a) The representations and warranties of the Buyer Parties set forth in (i) the first sentence of Section 5.2(a), Section 5.2(b) and Section 5.2(c) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) Section 5.2 (other than the first sentence of Section 5.2(a), Section 5.2(b) and Section 5.2(c)) shall be true and correct (without regard to any materiality, “Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not result in a Material Adverse Effect with respect to WNR.

(b) Each and all of the agreements and covenants of the Buyer Parties to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) NTI shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of WNR, dated as of the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Representations, Warranties and Covenants of the NTI Parties. In the case of WNR’s obligation to consummate the Merger:

(a) The representations and warranties of the NTI Parties set forth in (i) the first sentence of Section 5.1(a), Section 5.1(b) and Section 5.1(d)(i) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) Section 5.1 (other than the first sentence of Section 5.1(a), Section 5.1(b)

and Section 5.1(d)(i)) shall be true and correct (without regard to any materiality, “Material Adverse Effect” and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not result in a Material Adverse Effect with respect to the NTI Parties.

(b) Each and all of the agreements and covenants of NTI and NTI GP to be performed and complied with pursuant to this Agreement on or prior to the Effective Time shall have been duly performed and complied with in all material respects.

(c) WNR shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of NTI GP, dated the Closing Date, to the effect set forth in Section 7.6(a) and Section 7.6(b).

Section 7.7 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.8 NYSE Listing. The shares of New Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.9 No Material Adverse Effect.

(a) In the case of NTI’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to WNR between the date of this Agreement and the Closing Date.

(b) In the case of WNR’s obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to the NTI Parties between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time whether before or after NTI Unitholder Approval:

(a)	By the mutual consent of WNR and NTI in a written instrument.

(b)	By either WNR or NTI, upon written notice to the other party, if:

(i) the Merger has not been consummated on or before August 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such Termination Date;

(ii) any Governmental Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable, provided that the terminating party is not then in material breach of Section 6.1;

(iii) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the Other Parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the Merger under Section 7.5 (in the case of a breach of representation or warranty by a Buyer Party) or Section 7.6 (in the case of a breach of representation or warranty by an NTI Party);

(iv) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the Other Parties, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date, provided in any such case that neither the terminating party nor any Related Party is then in material breach of any representation, warranty, covenant or other agreement contained herein; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the Merger under Section 7.5 (in the case of a breach of covenants or agreements by a Buyer Party) or Section 7.6 (in the case of a breach of covenants or agreements by an NTI Party); or

(v) NTI does not obtain the NTI Unitholder Approval at the NTI Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(v) shall not be available to the terminating party where the failure to obtain the NTI Unitholder Approval shall have been caused by the action or failure to act of the terminating party and such action or failure to act constitutes a material breach by the terminating party of this Agreement.

(c) By WNR at any time prior to the commencement of the NTI Meeting, upon written notice to NTI, in the event that an NTI Change in Recommendation has occurred.

Section 8.2 Costs and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger Transactions shall be paid by the party incurring such costs or expenses, except as provided in this Section 8.2.

(b) If this Agreement is terminated by WNR pursuant to Section 8.1(c), then NTI shall pay to WNR the Expenses of WNR up to a maximum amount of $3,000,000.

(c) If this Agreement is terminated by WNR pursuant to Section 8.1(b)(iii) or Section 8.1(b)(iv), then NTI shall pay to WNR the Expenses of WNR.

(d) If this Agreement is terminated by NTI pursuant to Section 8.1(b)(iii) or Section 8.1(b)(iv), then WNR shall pay to NTI the Expenses of NTI.

(e) Any payment of the Expenses shall be made by wire transfer of immediately available funds to an account designated by WNR or an account designated by NTI, as applicable, within one Business Day following the event that triggered the obligation to make such payment. The parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the Merger Transactions, and that, without these agreements, none of the parties would enter into this Agreement.

(f) As used in this agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Merger Transactions, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the Registration Statement and the Schedule 13E-3 and the solicitation of the NTI Unitholder Approval, and all other matters, including costs and expenses of litigation, related to the Merger Transactions. The Expenses relating to the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the Registration Statement and the Schedule 13E-3 and the solicitation of the NTI Unitholder Approval shall be paid 50% by WNR and 50% by NTI.

Section 8.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and, except as provided in this Section 8.3, this Agreement (other than

Section 6.5(b), Section 8.2 and Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in Section 8.2 of this Agreement and except with respect to the requirement to comply with the Transaction Confidentiality Agreement; provided, however, that the liability of any party under this Article VIII shall be in addition to, and not exclusive of, any other liability that such party may have at law or in equity based on such party’s (a) fraudulent acts or omissions or (b) willful misconduct. Notwithstanding anything contained herein to the contrary, the NTI Parties shall not have any liability for any breach of, or inaccuracy in, any representation or warranty made by the NTI Parties to the extent that WNR had Knowledge at or before the date of this Agreement of the facts that caused any such representation or warranty to be breached or inaccurate.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Waiver; Amendment; Approvals and Consents. Section 9.2 Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement, except Section 7.1, may be (i) waived in writing by the party benefited by the provision, or (ii) amended or modified at any time, whether before or after the NTI Unitholder Approval, by an agreement in writing between the parties hereto; provided, however, that, after the NTI Unitholder Approval, no amendment shall be made to the nature or amount of the Merger Consideration or that results in a material adverse effect on the NTI Unaffiliated Unitholders without NTI Unitholder Approval (the NTI GP being hereby authorized to approve any other amendment on behalf of NTI without any other approval of the NTI Unitholders); and provided, further, in addition to any other approvals required by the parties’ constituent documents or under this Agreement, the foregoing waivers, amendments or modifications in clauses (i) and (ii) are approved by the NTI GP Conflicts Committee. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Unless otherwise expressly set forth in this Agreement, whenever a determination, agreement, decision, approval or consent of NTI or NTI GP is required pursuant to this Agreement, including, without limitation, any decision or determination by NTI to terminate this Agreement pursuant to the terms hereof, such determination, decision, approval or consent must be authorized by the NTI GP Conflicts Committee, and shall not require any approval of the NTI Unitholders or the NTI GP Board. Any determination regarding the pursuit of a claim against any Buyer Party for a breach, or any anticipated or threatened breach, of this Agreement by such Buyer Party shall be made by the NTI GP Conflicts Committee and, except as required by the NTI Partnership Agreement or applicable Law, shall not require the approval of the NTI Unitholders or the NTI GP Board. Any determination of the date for the NTI Meeting by the NTI GP Board will also require the authorization of the NTI GP Conflicts Committee.

Section 9.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware (except to the extent that mandatory provisions of federal law govern), without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 9.5 Confidentiality. Each of the parties hereto shall, and shall use its commercially reasonable efforts to cause its Representatives to, maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.5(b).

Section 9.6 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder to a party shall be in writing and shall be deemed to have been duly given if personally delivered, faxed (with confirmation of receipt) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to a Buyer Party to:

Western Refining, Inc.

123 W. Mills Avenue

El Paso, Texas 79901

Attention: President-Refining and Marketing

Fax: 602-683-5736

With copies to (which shall not constitute notice):

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: Alan Beck / Jeffery Floyd

Fax: 713-615-5620

If to NTI, NTI GP or NTI GP Conflicts Committee, to:

Northern Tier Energy LP

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

Attention: Rocky Duckworth, Chairman of the Conflicts Committee

Fax: 602-797-2607

With copies to (which shall not constitute notice):

Northern Tier Energy LP

1250 W. Washington Street, Suite 300

Tempe, Arizona 85281

Attention: General Counsel

Fax: 602-797-2607

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street, 44th Floor

Houston, Texas 77002

Attention: John Goodgame / Chris Arntzen

Fax: 713-236-0822

Notices shall be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date three Business Days after dispatch by certified or registered mail.

Section 9.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement (including the documents referred to or listed herein) and the Transaction Confidentiality Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and the Merger Transactions and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.10, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9 Jurisdiction. The parties hereto agree that to the fullest extent permitted by law, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger Transactions shall be brought in the Delaware Court of Chancery or, if the Delaware Court of Chancery lacks jurisdiction, in any federal court located in the State of Delaware or in Delaware Superior Court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, or that this Agreement, or the subject matter hereof, may not be enforced in or by any such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that to the fullest extent permitted by law, service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party for matters between the parties hereto.

Section 9.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE MERGER TRANSACTIONS.

Section 9.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as parties hereto, and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, the parties shall, to the fullest extent permitted by law, be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Article III, Section 6.10 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Sections 6.5(b), 8.2, 8.3, and Article IX and the Transaction Confidentiality Agreement shall survive such termination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

WESTERN REFINING, INC.

By:	/s/ Jeff A. Stevens
Jeff A. Stevens
President and Chief Executive Officer

WESTERN ACQUISITION CO, LLC

By:	/s/ Jeff A. Stevens
Jeff A. Stevens
President and Chief Executive Officer

NORTHERN TIER ENERGY LP

By:	Northern Tier Energy GP LLC, its general partner

By:	/s/ David L. Lamp
David L. Lamp
President and Chief Executive Officer

NORTHERN TIER ENERGY GP LLC

By:	/s/ David L. Lamp
David L. Lamp
President and Chief Executive Officer

[Signature Page to Merger Agreement]